UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Infinera Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Dear Shareholders,

It is difficult to reflect on 2021 without noting the formidable challenges the company faced throughout the year, including the ongoing effects of a global pandemic, a continuation of supply chain disruption, and the economic impact of rising inflation. Despite these headwinds, our people demonstrated remarkable resilience and unwavering focus on executing against our strategy. The result was a year of significant achievements:

•

Delivered strong financial performance — in 2021, we did what we said we would do, delivering against key financial milestones including above market revenue growth, margin expansion, and record bookings and backlog, milestones that mark solid progress toward our long-term business model.

•

Drove substantial portfolio innovation — driven by superior performance and game-changing innovation, we continued to advance our vertically integrated portfolio of coherent optical networking solutions in the year, gaining share in key growth markets and positioning us for expansion in new markets as network architectures evolve to meet the challenges of relentless bandwidth growth.

•

Improved customer experience — while aligning the organization to deliver increased value to our customers, 2021 marked another year of tangible improvements in key metrics that reflect our commitment to delivering a superior customer experience and unlocking the value of true customer centricity.

Our accomplishments this past year further underscore the dedication and talent of an exceptional global team I am honored to lead and the power of a culture we continue to strengthen through our commitment to inclusion, social responsibility, innovation, and execution excellence. We continued to bolster our executive leadership team by attracting several industry veterans in 2021. Our people remain our greatest asset and the heart of our success, and we continue to focus on their safety, well-being, and career advancement as we drive the business forward.

Our global communications infrastructure serves as a robust foundation for sustainable social and economic value, from enhanced business efficiency and improved education to better health care and the connectivity of diverse cultures and communities. As a technology leader in optical networking and vertically integrated company with optical semiconductor manufacturing based in the U.S., Infinera is helping its customers around the world successfully realize unprecedented levels of infrastructure network efficiency and scalability that empower these and other critical end-user applications. With a strategy to drive shareholder value in the years ahead, our progress in 2021 represents a tangible proof point that we are on the right trajectory to gain market share, continue to innovate to the delight of our customers, and achieve our long-term business objectives.

We remain confident in our ability to create sustainable, long-term value for our shareholders, customers, partners, and employees as we advance our mission of delivering industry-leading innovation in open optical systems and coherent optical subsystems.

Your voting support of the proposals described in the accompanying proxy statement would be deeply appreciated as we work together to increase the value of your investment in Infinera. We continue to thank you for your commitment to Infinera and belief in our team.

Sincerely,

David W. Heard

Chief Executive Officer

Infinera Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Dear Fellow Shareholders,

Infinera has undergone a remarkable transformation in recent years as it set a clear course to extend market leadership in coherent optical networking. Marking progress along this journey, we are pleased with the company’s financial performance and portfolio advances in 2021 as it rose to the challenge of navigating another year of profound changes impacting not only our industry, but the world around us. If anything, these changes have taught us that the vision of the company — “A connected world with unlimited bandwidth for everyone — Everywhere, Always and Instantly” — has never been more important.

We are encouraged by the robust demand we are seeing for our solutions across geographies, customers, and network segments, including long-haul, subsea, metro, and access. This demand helped drive operating improvements in 2021 and bodes well for the future as bandwidth and connectivity become increasingly integral to all of our lives. Drawing on an expanded portfolio, a newly strengthened leadership team, a customer-centric approach infusing the entire organization, and strong market cycles driving new growth opportunities, we are well-positioned to execute our strategy and drive continued progress toward our long-term business model.

In keeping with our strategy and long-term goals, we remain committed to becoming increasingly sophisticated in environmental, social, and governance (ESG) practices and taking a proactive and collaborative approach by anticipating evolving regulations and keeping pace with customer and investor expectations. Our commitment to ESG starts at the top with the Board and our executive leadership team, and our programs have full support and enablement from management. Our employees share the company’s vision of sustainability and equity and support our goal of creating value for our stakeholders through our ESG initiatives. We are proud of the achievements we’ve made in 2021, and know that with dedication and innovation, we can tackle the challenges and seize the opportunities ahead of us.

I have the privilege of leading a highly qualified, independent and diverse Board, one which continues to be inspired by the ability of the Infinera team to overcome challenging external conditions to deliver strong results while looking after its customers, partners, and employees and living the core values that define great companies. We are excited about the future ahead and the company’s ability to achieve long-term success.

In closing, as you review the accompanying proxy statement, the Board hopes our collective commitment to excellence in our corporate governance and executive compensation practices is evident. We value the ongoing support of our shareholders and thank you for your investment.

Sincerely,

George A. Riedel

Independent Board Chair

Infinera Corporation

6373 San Ignacio Avenue

Sunnyvale, California 95119

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 19, 2022

10:00 a.m. Pacific Time

Dear Shareholder:

You are cordially invited to attend the virtual 2022 Annual Meeting of Shareholders of Infinera Corporation (“Infinera”), a Delaware corporation, and any postponement, adjournment or other delay thereof (the “Annual Meeting”). The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/INFN2022 on Thursday, May 19, 2022 at 10:00 a.m. Pacific Time. You will be able to attend the Annual Meeting online and submit questions during the Annual Meeting by visiting the website listed above. You will also be able to vote your shares electronically at the Annual Meeting.

This Annual Meeting is being held for the following purposes:

1.

To elect three Class III directors to the Board of Directors to hold office until the 2025 annual meeting of stockholders or until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from the Board of Directors;

2.	To approve the Infinera Corporation 2016 Equity Incentive Plan, as amended, which increases the number of shares authorized for issuance thereunder by 8,500,000 shares;

3.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement;

4.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was March 22, 2022 (the “Record Date”). Only shareholders of record at the close of business on that date may vote at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, it is important that you vote as soon as possible so that your shares are represented. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about April 1, 2022. The proxy materials and our annual report can be accessed by visiting www.virtualshareholdermeeting.com/INFN2022.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board,

Nancy Erba
Chief Financial Officer

San Jose, California
April 1, 2022

Important Notice Regarding Proxy Materials for the Shareholder Meeting

to be Held on May 19, 2022

The Notice of Annual Meeting, Proxy Statement and Form of Proxy are first being mailed on or about April 1, 2022 to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and our 2021 Annual Report are also available on the Investors page at investors.infinera.com.

Virtual Meeting Admission

Shareholders of record as of March 22, 2022 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/INFN2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card.

The Annual Meeting will begin promptly at 10:00 a.m. Pacific time on Thursday, May 19, 2021. Online check-in will begin at 9:45 a.m. Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.

Voting. Whether or not you plan to virtually attend the Annual Meeting and regardless of the number of shares of common stock that you own, please cast your vote, at your earliest convenience, as instructed on your proxy card and/or voting instruction form. Your vote is very important. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to virtually attend. You may submit your vote by the Internet, telephone, mail or virtually at the Annual Meeting. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. We encourage all holders of record to vote in accordance with the instructions on the proxy card and/or voting instruction form prior to the Annual Meeting even if they plan on virtually attending the Annual Meeting. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the Annual Meeting should you decide to virtually attend. You may vote using the following methods:

Prior to the Annual Meeting, visit the website listed on your proxy card/voting instruction form to vote via the Internet.

During the Annual Meeting, visit our Annual Meeting website at www.virtualshareholdermeeting.com/INFN2022

Sign, date and return your proxy card/voting instruction form to vote by mail.

Call the telephone number on your proxy card/voting instruction form to vote by telephone.

INFINERA AT A GLANCE

About Infinera

Our Vision A connected world with unlimited bandwidth for everyone — Everywhere, Always and Instantly

Our Mission

Lead the industry into an era of Open Optical Networking — a simplified, open, and modular approach to delivering innovations that fundamentally change the economics and agility of networks — in order to provide meaningful value to our customers and shareholders

Our Differentiation

The Infinera Experience defines our promise of a differentiated business relationship with our customers — from how we design our products for ease of use and help our customers gain a competitive advantage to how we rapidly respond to customer needs, issues, and challenges

Our Company, Customers, and Solutions

$1.4B+ in Revenue	~1,900 Patents	3,000+ Employees	45+ Countries with Operations

High-End Subcomponent Technology	Transport Systems for Network Infrastructure	Automation Software	Professional Services

1,000+ Customers Worldwide	9 of the Top 10 Service Providers	7 of the Top 9 Internet Content Providers

History of Technology Innovation

Infinera has a distinguished history of delivering breakthrough innovation through multi-discipline opto-electronic R&D including: industry-leading high-performance optical engines, revolutionary point-to-multipoint coherent optics, and customized design and production

AISC/DSP Design	Analog Electronics Design	PIC Design and Fabrication	Solution Packaging

Holistic Co-design	RF Interconnects	TROSA Design and Production	Coherent Pluggables Design and Production

Responsibility & Ethics Throughout Our Business

At Infinera, we focus our innovation and our efforts on the elements of sustainability that are most material to our business and to our stakeholders.

Corporate governance

•	Business ethics
•	Transparency and reporting
•	Supply chain management
•	Data security
•	Product safety and compliance

Environmental responsibility

•	Greenhouse gas emissions
•	Energy management
•	Waste and hazardous materials management
•	Environmental compliance

Social responsibility

•	Employee health and safety
•	Employee development and engagement
•	Diversity, equity and inclusion
•	Labor practices and human rights
•	Community engagement

PROXY STATEMENT SUMMARY

Here are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Virtual Shareholder Meeting

Our 2022 Annual Meeting will be conducted as a virtual meeting held over the Internet, allowing all of our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management, and enhancing participation while supporting the safety of our shareholders during the ongoing COVID-19 pandemic. Shareholders at the close of business on March 22, 2022 will be allowed to communicate with us and ask questions in our virtual shareholder meeting forum before and during the meeting. All directors and executive officers are expected to be available to answer questions. Representatives of Ernst & Young LLP will be available to respond to appropriate questions. For further information on the virtual meeting, please see the “User’s Guide” at the back of this Proxy Statement. Please note that there will not be a physical meeting.

Meeting Agenda and Voting Matters

Agenda Items	Board Vote Recommendation	Page Reference (for more detail)
1. To elect three Class III directors to the Board of Directors to hold office until the 2025 annual meeting of stockholders or until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from the Board of Directors.	FOR EACH DIRECTOR NOMINEE	4
2. To approve the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”), as amended, which increases the number of shares authorized for issuance thereunder by 8,500,000 shares.	FOR	60
3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	FOR	71
4. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR	72
5. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

Board Nominees

Name	Age	Director Since	Independent(1)	Committee Memberships(2)
				AC	CC	NGC

Christine Bucklin	59	2020	✓	M	—	—

Gregory P. Dougherty	62	2019	✓	—	M	M

Sharon Holt	57	2019	✓	—	C	—

AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee;

C = Chairman; M = Member

(1)	Under the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”).
(2)	Committee memberships shown are effective upon the conclusion of our 2022 Annual Meeting of Shareholders.

Board and Governance Highlights

Board Independence. Nine out of eleven of our directors are independent in accordance with the rules and regulations of the SEC and the listing standards of Nasdaq.

Board Diversity. The Board consists of a diverse group of professionals who bring significant experience, leadership and distinct qualities and skill sets to Infinera. Three of our directors are female, one of whom was appointed as chair of our Nominating and Governance Committee during 2020 and will become chair of our Compensation Committee effective upon the conclusion of our 2022 Annual Meeting of Shareholders, relinquishing her position on our Nominating and Governance Committee. One of our directors is an “underrepresented minority,” as such term is defined under the Nasdaq Board Diversity Rule. While we believe the current composition of the Board provides a diverse range of perspectives and experience to engage each other and management to effectively represent our shareholders, we are actively engaged in efforts to further increase our Board’s cultural and ethnic diversity.

Leadership Structure. We have separated the positions of Chairman and Chief Executive Officer (“CEO”).

Board and Committee Evaluation. The Board and its committees assess their performance through an annual self-evaluation.

Board Tenure. The average tenure of our current Board members is approximately five years. We have refreshed our Board by appointing six new directors in the last three years.

Board Committees. We have three standing committees of the Board – Audit, Compensation, and Nominating and Governance. All committees are composed entirely of independent directors.

Director Stock Ownership. Each non-employee director is required to own shares of Infinera common stock having a value of at least four times the annual cash retainer for service as a director.

Risk Oversight. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management.

Executive Compensation Program Highlights

The design of our executive compensation program for fiscal 2021 reflects our ongoing commitment to pay-for-performance and the continued strong alignment of the interests of our named executive officers (“NEOs”) with those of our shareholders. At the beginning of fiscal 2021, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2020 and the goals of achieving profitable revenue growth and non-GAAP operating income growth despite a very dynamic supply chain environment during the COVID-19 pandemic. The decisions made reflected a continuing effort to maintain a strong pay-for-performance profile and supported accountability of our leadership team for our financial performance.

Highlights of our executive compensation program for fiscal 2021 included:

Our compensation program continues to emphasize pay-for-performance. We emphasize performance-based incentives for compensation for all of our NEOs, including, in particular, our CEO. Our compensation programs are designed to reward executives with realized compensation that exceeds target through a combination of strong shareholder returns and performance that exceeds the targets approved for our short- and long-term incentive plans. In furtherance of our pay-for-performance goals, 60% of Mr. Heard’s targeted equity awards in fiscal 2021 were granted in the form of performance share awards.

We continued to focus on expense reduction and cash preservation. In fiscal 2021, our Compensation Committee continued to focus on expense reduction and cash preservation in the face of continued challenges and uncertainty related to the ongoing COVID-19 pandemic, while balancing the need to effectively retain critical talent and incentivize achievement of key business objectives by our NEOs. In lieu of participating in our annual incentive cash compensation plan, our executive officers other than the CEO were provided with retention equity awards while we strategically conserved cash during the ongoing COVID-19 pandemic, thus helping to continue to promote executive officer and shareholder alignment, as discussed further below. These retention equity awards also vest over a longer period than would be the case for incentive cash compensation to be earned under our normal annual cash bonus program. Although we did not have an incentive compensation program with either cash or equity for our CEO, in March 2022 our Compensation Committee approved a cash bonus for our CEO in recognition of his leadership and performance in fiscal 2021.

We made progress towards our longer-term strategic goals. During fiscal 2021, we continued to make progress toward achievement of our longer-term strategic goals. Under our fiscal 2021 executive compensation program, and consistent with our compensation policy promoting strong pay and performance alignment:

•	None of the performance shares granted in 2020 and 2021 became eligible to vest based on performance during 2021;

•	Performance shares granted in 2019 were earned during fiscal 2021 based on our achievement of positive non-GAAP operating income for four consecutive fiscal quarters; and

•	Realized compensation value for our CEO in fiscal 2021 was 105% of his target compensation.

We continue to maintain sound corporate governance policies and practices. During fiscal 2021, the following policies and practices continued to be in effect:

• Compensation At-Risk • Executive Clawback Policy • Anti-Hedging Policy • No Pledging of our Common Stock by NEOs • Fully Independent Compensation Committee

•  Majority Voting for the Election of Directors

•  Stock Ownership Policy

•  “Double-Trigger” Change-of-Control Agreements

•  Annual Compensation Risk Assessment

•  Independent Compensation Consultant Reporting Directly to Compensation Committee

INFINERA CORPORATION

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

OUR BOARD OF DIRECTORS

Proposal 1—Election of Directors

WHO WE ARE

Our Board members have created and patented technologies, founded and grown companies, managed complex financial, accounting and technology matters and spent significant time representing customers, investors and shareholders. We believe that the caliber of our people and the breadth, diversity and complementary nature of their skills, attributes and experiences are among the most important aspects of our governance best practices.

The director information we provide includes information related to principal occupations, public company directorships, and qualifications for serving as a member of the Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors. The committee memberships listed in the director information provided below do not incorporate expected changes to our committee composition to be effective upon the conclusion of our 2022 Annual Meeting of Shareholders. For additional information on expected changes to our committee composition, please see the section entitled “Our Board of Directors–How We Are Organized,” below. Our Board is divided into three classes with staggered three-year terms. Thus, at each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

Nominees for Election as Class III Directors. If re-elected, the Class III Director terms would expire at the 2025 Annual Meeting of Shareholders.

Vote Required

Directors are elected by a majority vote, which means that each of the three director nominees requires the affirmative vote of a majority of the votes cast in order to be elected. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 1—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the three Class III nominees listed below. Messrs. Gani and Wegleitner are current Class III directors and are not standing for re-election to our Board. Effective upon the conclusion of our 2022 Annual Meeting of Shareholders and the election of these nominees, the number of Class III directors will be reduced from four directors to three directors.

Christine Bucklin Age: 59 Independent Director since June 2020 Current Committees: Audit

Experience:

•	Managing Director, Operations Group at Gryphon Investors, Inc., a private equity firm (2015 to 2018)

•	Senior Vice President, Corporate Strategic Planning at Sun Microsystems, Inc., a technology company, prior to its acquisition by Oracle Corporation in 2010 (2008 to 2010)

•	Chief Operating Officer of Internet Brands, Inc., an Internet media company (1999 to 2007)

•	Held multiple roles at McKinsey & Company, a consulting company, including as a partner (1988 to 1999)

Qualifications:

•	Substantial experience in operations, strategic planning and sales and marketing

•	Provides perspective from outside the optical networking industry

Gregory P. Dougherty(1) Age: 62 Independent Director since January 2019 Current Committees: Compensation

Experience:

•	CEO of Oclaro, Inc. (June 2013 until its acquisition by Lumentum Holdings Inc. in December 2018)

•	Interim CEO of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology (January 2003 to April 2004)

•	COO of SDL (1997 to 2001, when the company was acquired by JDS Uniphase Corporation), where he continued in the role until 2002

•	Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit (1989 to 1997)

Other Boards:

•	IPG Photonics Corporation, a fiber laser manufacturer (January 2019 to present)

•	Max Linear, a fabless integrated circuit design company (March 2020 to present)

•	Former:

•	Fabrinet, an optical, electro-mechanical and electronic manufacturing services company (February 2019 to January 2022)

•	Oclaro, Inc. (April 2009 to December 2018)

•	Avanex Corporation, a leading global provider of intelligent photonic solutions (April 2005 to April 2009, when Avanex and Bookham merged to become Oclaro)

Qualifications:

•	Board expertise as Lead Independent Director and Compensation Committee chair

•	Extensive knowledge of the fiber optic component and transceiver markets

•	Significant restructuring and integration experience

(1)

Mr. Dougherty is currently a Class II director and is standing for election to Class III at the 2022 Annual Meeting of Shareholders. Mr. Dougherty has agreed to no longer serve as a Class II director if elected as a Class III director.

Sharon Holt Age: 57 Independent Director since June 2019 Current Committees: Nominating and Governance (Chair)

Experience:

•	Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm (2016 to present)

•	Advisor to several technology companies (2012 to present)

•

Senior executive at Rambus Inc., a leading technology development and licensing company, where she served as Senior Vice President of Sales, Licensing and Marketing, and Senior Vice President and General Manager of the Semiconductor Business Group (2004 to 2012)

•

Executive at Agilent Technologies in the Semiconductor Products Group (now Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the semiconductor business, including ASICs, ASSPs, optical and wireless ICs and previously ran sales operations focused on Agilent’s largest global customers (1999 to 2004)

•	Worked at HP in Applications Engineering, Sales, and Distribution Channel Management for the Semiconductor Products Group (1986 to 1999)

Other Boards:

•	Former: Immersion Corporation, a developer of haptics technology for cellphones and other devices (August 2016 to May 2021)

Qualifications:

•	Board expertise as Lead Independent Director and Nominating and Governance and Compensation Committee chairs

•	Wide technology sector executive leadership experience and intellectual property expertise

Class I Directors whose terms expire at the 2023 Annual Meeting of Shareholders

Roop K. Lakkaraju Age: 51 Independent Director since February 2021 Current Committees: Audit

Experience:

•

EVP, CFO of Benchmark Electronics, Inc., a worldwide provider of product design services, engineering services, technology solutions and advanced manufacturing services company (January 2018 to present)

•	CFO of Maana, Inc., an enterprise software company (February 2017 to January 2018)

•	COO and CFO of Support.com, a provider of cloud-based software and services for technology support (October 2013 to February 2017)

•	CFO of Quantros, Inc., a provider of enterprise SaaS-based solutions and information services (July 2011 to October 2013)

•	Held various executive financial and operational roles at 2Wire, Solectron Corporation, and Safeguard Scientifics

•	Began career as an auditor with Grant Thornton before joining PricewaterhouseCoopers in their Audit and Business Advisory Services

Qualifications:

•	Management experience in overall financial strategy, including as a public company CFO

•	Significant finance, accounting and technology operations experience; Financial Expert

Amy H. Rice Age: 42 Independent Director since April 2020 Current Committees: Nominating and Governance

Experience:

•	Managing Director in Oaktree Capital Management L.P.’s Special Situations Group and leads the group’s investing efforts in several industry sectors (February 2019 to present)

•	Senior Vice President for Oaktree Capital Management L.P. (February 2013 to February 2019)

•	Prior to joining Oaktree in 2009, Ms. Rice spent two years as an associate at Lindsay Goldberg, LLC, and before that, she spent two years as an analyst in the Leveraged Finance group at Deutsche Bank

Qualifications:

•	Expertise in capital markets transactions and merger and acquisition transactions, outside of her primary industry coverage

•	Representative of the investor perspective

George A. Riedel Age: 64 Chairman of the Board since November 2020 Independent Director since June 2020 Current Committees: Compensation

Experience:

•	Senior Lecturer in the General Management Unit at Harvard Business School (2017 to present)

•	Chairman and Chief Executive Officer of CloudMark, Inc., a cybersecurity company, overseeing the company’s sale to Proofpoint, Inc. in 2017 (2014 to 2017)

•

Held executive leadership roles at Nortel Networks Corporation, a telecommunications and data networking equipment manufacturing company, including Chief Strategy Officer and Vice President of Business Units (2006 to 2011)

•	Vice President of Strategy and M&A at Juniper Networks, a networking and cybersecurity company (2003 to 2006)

•	Held multiple roles at McKinsey & Company, including as a senior partner (1987 to 2003)

Other Boards:

•	Cerner Corporation, a health information technology company (April 2019 to present)

•	Former: Xperi Corporation, a technology and intellectual property licensing company (May 2013 to June 2020)

Qualifications:

•	Extensive executive leadership experience in the global networking and cybersecurity industries

•	Excellent track record in strategy and M&A

Class II Directors whose terms expire at the 2024 Annual Meeting of Shareholders(2)

David W. Heard Age: 53 Chief Executive Officer of Infinera Director since November 2020 Committees: None

Experience:

•

CEO of Infinera (November 2020 to present); COO (October 2018 to November 2020); oversaw Product Realization Team, encompassing marketing, business development, product management, R&D, global services, and business operations (June 2017 to October 2018)

•	President of Network and Service Enablement at JDS Uniphase (October 2010 to April 2015)

•	COO at BigBand Networks (now Arris) (2007 to 2010)

•	President and CEO at Somera Communications (now Jabil) (2004 to 2006)

•	President and General Manager, Switching Division, at Tekelec (now Oracle) (2003 to 2004)

•	President and CEO at Santera Systems (2000 to 2003)

•	Various positions at Lucent Technologies and AT&T (1990 to 2000)

Qualifications:

•	Expertise in operations and corporate strategy

•	Extensive knowledge of Infinera and the optical networking industry

(2)

Mr. Dougherty is currently a Class II director and is standing for election to Class III at the 2022 Annual Meeting of Shareholders. Mr. Dougherty has agreed to no longer serve as a Class II director if elected as a Class III director. Effective upon the conclusion of our 2022 Annual Meeting of Shareholders and the election of Mr. Dougherty to Class II, the number of Class II directors will be reduced from four directors to three directors.

Paul J. Milbury Age: 73 Independent Director since July 2010 Current Committees: Audit (Chair); Compensation

Experience:

•	Cisco Systems — Played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group (2009 to 2010)

•	Vice President of Operations and CFO of Starent Networks, Corp, a provider of mobile network solutions (2006 to 2009, when acquired by Cisco Systems)

•	Vice President and CFO of Avid Technology, a digital media creation, management and distribution solutions company (2000 to 2007)

•	Vice President and CFO of private internet companies iBelong and JuniorNet (1998 to 2000)

•	Vice President and Treasurer of Digital Equipment Corporation (1994 to 1998, when acquired by Compaq Computer)

Other Boards:

•	Former: Gigamon, a provider of network visibility and analytics (January 2014 to December 2017, acquired by Elliott Management Corp)

Qualifications:

•	Significant finance, accounting and technology operations experience; Financial Expert

•	Wide executive management and board experience at leading public and private technology companies

David F. Welch, Ph.D Age: 61 Director since October 2010; previously May 2001 to November 2006 Committees: None

Experience:

•

Co-founded the Company; Chief Innovation Officer (October 2018 to present); Chief Strategy and Technology Officer (November 2017 to October 2018); President (June 2013 to November 2017); Executive Vice President and Chief Strategy Officer (May 2004 to June 2013); Chief Development Officer/Chief Technology Officer (May 2001 to May 2004)

•	Chief Technology Officer of the Transmission Division of JDS Uniphase Corporation, an optical component company (February 2001 to April 2001)

•	Served in various executive roles, including Chief Technology Officer and Vice President of Corporate Development of SDL, an optical component company (January 1985 to February 2001)

Other Boards:

•	Former:
•	CytoDyn Inc., a biopharmaceutical company (January 2019 to September 2020)

•	Rezolute, Inc., a clinical stage biopharmaceutical company (June 2015 to January 2019)

Other:

•	Holds over 130 patents

•

Has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry

•	Fellow of OSA and the Institute of Electrical and Electronics Engineers

Qualifications:

•	One of the most highly regarded innovators in our sector

•	Deep technology knowledge of the optical networking industry

•	Experience as an Infinera founder, executive leader and board member

•	Product development, marketing and sales strategies insights

Departing Directors

Infinera thanks Messrs. Gani and Wegleitner for their dedicated service on the Infinera Board.

Marcel Gani Age: 69 Independent Director since June 2014 Current Committees: Compensation (Chair); Audit

Experience:

•	Independent consultant (2009 to present)

•	Lecturer in Accounting and Finance at the Leavey School of Business at Santa Clara University (2005 to 2009)

•	Held multiple roles at Juniper Networks, Inc., including Chief of Staff (January 2005 to March 2006); Executive Vice President and CFO (February 1997 to December 2004)

•	Vice President and CFO of NVIDIA Corporation (February 1996 to February 1997)

•	Served as CFO of Grand Junction Networks, Primary Access Corporation and NeXT Computer, Inc.

Other Boards:

•	SolarEdge Technologies, Inc., a power optimizer solutions company (March 2015 to present)

•	Former: Envivio, Inc., a video technology company (May 2011 to October 2015.)

Qualifications:

•	Public and private company technology industry CFO experience

•	Financial, accounting and financial reporting experience; Financial Expert

Mark A. Wegleitner Age: 71 Independent Director since May 2011 Current Committees: Nominating and Governance

Experience:

•	President of Wegleitner Consulting, LLC, a privately-owned telecommunications consulting company (April 2011 to present)

•

Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks (September 2007 until his retirement in July 2010); Chief Technology Officer, with responsibility for wireline communications technologies (July 2000 to September 2007)

•	Held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including Chief Technology Officer from January 1999 to July 2000

•	Worked at Bell Laboratories and AT&T General Departments

Qualifications:

•	Extensive telecommunications industry experience

•	Representative of the customer perspective

•	Technical expertise

HOW WE ARE SELECTED AND ELECTED

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee seeks to ensure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training, attributes and relationships relevant to our business. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.

Each of the nominees to fill positions as Class III directors has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board. After the Annual Meeting, the Board expects that it will have nine directors.

The Board currently consists of eleven directors and is divided into three classes. Each class of the Board serves a staggered three-year term. Our Class III directors, whose terms expire at the Annual Meeting, are Christine Bucklin, Marcel Gani, Sharon Holt and Mark Wegleitner. Messrs. Gani and Weigleitner are not standing for re-election.

There are three nominees for election to Class III of the Board this year: Mses. Bucklin and Holt and Gregory P. Dougherty. Mr. Dougherty is currently a Class II director and has agreed to no longer serve as a Class II director if elected as a Class III director. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class III directors, if elected, will serve for a three-year term expiring at the 2025 Annual Meeting of Shareholders, or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal from the Board.

Our Amended and Restated Bylaws (“Bylaws”) provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director nominee must receive a majority of votes cast with respect to that director nominee. Should one of the nominees up for election not receive a majority of votes cast, the Board, after taking into consideration the recommendation of the Nominating and Governance Committee, will determine whether or not to accept a pre-tendered resignation of such nominee. The Board will publicly disclose its decision and its rationale within 90 days of the certification of the election results. The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.

We will also disclose the voting results from the Annual Meeting on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Director Diversity

We believe the current Board consists of a diverse group of professionals, including former CEOs, CFOs and industry leaders, who bring significant leadership and distinct qualities and skill sets to Infinera, including direct shareholder representation by our second largest shareholder. This group provides a diverse range of perspectives and experience to engage each other and management to effectively represent our shareholders. In addition, the Board added its first female director in June 2019 and second and third female directors in 2020. In 2020, the Board appointed a female director to chair our Nominating and Governance Committee; she will become chair of our Compensation Committee effective upon the conclusion of our 2022 Annual Meeting of Shareholders, relinquishing her position on our Nominating and Governance Committee. In 2022, the Board added a director who is an “underrepresented minority,” as such term is defined under the Nasdaq Board Diversity Rule. These actions further highlight our commitment to diversity. Any search firms retained to assist the Nominating and Governance Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including members of underrepresented communities, as was done for the Board search process conducted in 2021.

The following table provides certain information regarding the diversity of our Board of directors as of April 1, 2022. As shown below in the board diversity matrix, the Company is currently in compliance with the diversity requirements of Sections 301.3 and 301.4 of the California Corporations Code.

Board Diversity Matrix (As of April 1, 2022)

Total number of directors	11

	Female	Male	Did Not Disclose Gender

Gender Identity

Directors	3	7	1

Demographic Background

Asian	0	1

White	3	6

Did Not Disclose Demographic Background	1

Directors Who Are Military Veterans	1

Independence of the Board

On an annual basis, in accordance with the current listing standards of Nasdaq, the Board affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that nine out of eleven of our directors (with the exception of Mr. Heard and Dr. Welch, both of whom are employees of Infinera) are “independent” in accordance with the rules and regulations of the SEC and the listing standards of Nasdaq. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.” There are no family relationships among any of our directors, director nominees or executive officers.

HOW WE GOVERN AND ARE GOVERNED

Although it is important and exciting to focus on opportunities and successes, we at Infinera believe it is also important to focus on responsible compliance, risk management, and governance structures and functions. Success in our sector in particular depends on maintaining an ability to identify challenges early, maintaining best possible security and governance practices, and fostering an ability to pivot quickly and continually.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function, including a regular review of our strategic plans and business objectives. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, key accounting and reporting policies, and cybersecurity, as well as meeting with the Head of Internal Audit and our external independent auditors. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, most recently updated in March 2019, which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects our policy of dealing honestly and with integrity with everyone, including our customers, employees, investors and suppliers. We require all employees to complete training on our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics is just one element of the many practices and procedures we utilize to try to create a diverse and inclusive culture that encourages helpful and honest communication both up and down reporting relationship chains. Our executive leaders set the tone for this culture at the top and our ability to maintain a positive and creative work environment depends on its success. Our annual Infinera Sustainability Report describes some of the additional programs and practices we maintain to protect our people and their productivity, health and well-being.

A copy of our Code of Business Conduct and Ethics is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, c/o Corporate Secretary, 6373 San Ignacio Avenue, San Jose, California 95119. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Current Report on Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which govern, among other things, Board composition, Board responsibilities, committee composition, management succession and shareholder communications. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.

Stock Ownership Policy

The Board believes that it is important to link the interests of our directors and management to those of our shareholders. Accordingly, the Board has adopted a Stock Ownership Policy for our directors and executive officers who are designated as reporting officers under Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Stock Ownership Policy.”

ESG and Corporate Social Responsibility

We focus our efforts on the elements of sustainability that are most important and impactful to our business and to our stakeholders. Through our last materiality assessment, the following topics were determined to be the most material ESG issues. Our programs, goals and disclosures have been aligned to emphasize these topics.

Corporate Governance	Environmental Responsibility	Social Responsibility

Business ethics	Greenhouse gas emissions	Employee health and safety

Transparency and reporting	Energy management	Employee development and engagement

Supply chain management	Waste and hazardous materials management	Diversity and inclusion

Data security	Environmental compliance	Labor practices and human rights

Product safety and compliance

We are committed to acting as a good corporate citizen and recognize our role and influence in the global community. We are dedicated to paving a sustainable path that strategically considers our impact on our key stakeholders, our communities, and our planet. In our operations and our supply chain, we strive to act in ways that support a more sustainable, equitable, and connected world and to execute our programs with intention through our global sustainability program.

Each year we summarize our sustainability program and activities in the Infinera Sustainability Report, which describes our practices, metrics, targets and disclosures. We encourage you to read our 2020 Infinera Sustainability Report, published in 2021, as well as our 2021 report when released in the coming months. A copy of the Sustainability Report can be found on the “Corporate Social Responsibility” page at our website at www.infinera.com/social-responsibility, where you can also find other related policies and information.

In 2021, we continued to make progress toward our ESG goals and improved our programs with dedicated resources. Some notable highlights of the year include:

•

ESG Management: Our Global ESG Working Group collaborates with functions across the globe to set goals, report progress, implement programs and meet customer expectations. In 2021, this team worked closely with our sales teams to ensure alignment on our ESG objectives and progress.

•

Transparency and Reporting: In 2021, we’re proud to have been awarded EcoVadis’ gold medal in recognition of our sustainability achievements in the areas of Environment, Labor & Human Rights, Ethics, and Sustainable Procurement.

•

Diversity and Inclusion (D&I): We strive to foster a diverse and inclusive workforce, where employees are treated with respect and valued for their differences in perspective and experience. Last year, we are proud that through our ALL-In program, in addition to our Women In Infinera employee resource group, we were able to launch two new employee resource groups for our Black and Latin American colleagues. Through engaging with our D&I site leaders around the globe, we identified and provided specialized training and speakers series to help our employees be more conscious and inclusive in the workplace.

•

Employee Health and Safety: We are proud of our strong safety culture and comprehensive health and safety management system, which is standardized around the globe. Last year, we completed the roll-out of our health and safety working committees across all Tier 1 and Tier 2 sites—which include manufacturing and research and development—to better track, manage, and improve on health and safety metrics.

•

Carbon Emissions: It takes industry-wide effort to move the needle in mitigating climate change, and we are committed to doing our part to reduce emissions in our operations and from within our value chain. Last year, we completed our first full carbon report through CDP (formerly the Carbon Disclosure Project)

to share our emissions and our progress transparently. Though we have more work to do to meet our goal of 50% reduction of greenhouse gases by 2030, we know this disclosure will continue to hold us and our business partners accountable.

•

Supply Chain Management: We set high standards of conduct for our business and expect those standards be met in our supply chain as well. In 2021, we launched an ESG survey platform for our top customers to share their performance in the areas of labor practices and environmental sustainability.

•

Business Ethics: At Infinera, we strive to foster a culture of integrity and honesty, and provide our employees with the tools and training to make ethical decisions in their daily work. In 2021, we are proud that we surpassed our goal of a 95% completion rate for employee ethics trainings.

In addition:

•

As a global company, Infinera seeks to be a good corporate citizen when dealing with customers, suppliers, employees, and the communities where we operate throughout the world. To ensure alignment across the supply chain, the Infinera Supplier Code of Conduct sets out the minimum standards expected of Infinera’s suppliers, so they act ethically, responsibly, and in compliance with applicable laws and regulations. This code is required to be applied by our suppliers to their direct suppliers and subcontractors, including providers of contract labor, at a minimum. A copy of the Supplier Code of Conduct can be found on our website at www.infinera.com/social-responsibility/code-of-ethics/.

•

We are committed to using our design, development and sales practices to protect personal data against unauthorized access, use, retention and disclosure. Infinera’s data security practices are managed by our Chief Information Security Officer, and we have implemented an Information Security Management System and security controls for data privacy protection.

•	All of our full-time employees, and regular part-time employees working at least 24 hours per week, are eligible for all Infinera benefits.

•	We are members of the Responsible Minerals Initiative.

In addition to the accomplishments, best practices, activities and disclosures summarized above, our products and solutions help keep people connected socially and professionally; run their businesses more efficiently, fairly and globally; and manage the risks that are created by living in a connected global economy.

HOW WE ARE ORGANIZED

Board Leadership Structure

The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance. Separating the positions of Chairman of the Board and CEO allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things.

The Board also believes that the combination of an independent Chairman of the Board, all three of our current standing committees being comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Agreement with Oaktree Optical Holdings

In April 2020, we entered into a letter agreement with Oaktree Optical Holdings, L.P. (“Oaktree”) pursuant to which we agreed, among other things, to nominate and support Ms. Rice for election as a director at the 2020

Annual Meeting of Shareholders. Subject to certain exceptions set forth in the letter agreement, Oaktree and certain affiliates agreed to vote all of its shares at the 2020 Annual Meeting of Shareholders in a manner consistent with the recommendation of our Board. Oaktree also agreed to customary standstill restrictions. Our letter agreement with Oaktree also required that Infinera and Oaktree reasonably cooperate to identify a director candidate (the “Independent Designee”) for consideration by our Nominating and Governance Committee. In June 2020, Ms. Bucklin joined the Board as the Independent Designee. Ms. Bucklin has been nominated for election as a Class III director at the 2022 Annual Meeting of Shareholders.

Information Regarding the Board and its Committees

Mr. Lakkaraju joined our Board in February 2022. Thomas J. Fallon and Kambiz Y. Hooshmand resigned from our Board in February 2022.

The Board met 11 times during fiscal 2021. The Board acted by written consent once during fiscal 2021. During fiscal 2021, each director then in office attended 75% or more of the meetings of the Board. During fiscal 2021, each director then in office attended 75% or more of the meetings of the committees on which he or she served during the period for which he or she was a committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of shareholders. All twelve of the then-serving members of the Board attended our 2021 Annual Meeting of Shareholders.

The Board had three standing committees as of the end of fiscal 2021: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Mr. Fallon did not serve on any committees of the Board prior to his resignation in February 2022. Mr. Heard and Dr. Welch do not currently serve on any committees of the Board. The following table presents our current Board and committee composition.

Name	Board	Audit	Compensation	Nominating and Governance
Christine Bucklin	M	M	—	—
Gregory P. Dougherty	M	—	M	—
Marcel Gani	M	M	C	—
David W. Heard	M	—	—	—
Sharon E. Holt	M	—	—	C
Roop K. Lakkaraju(1)	M	M	—	—
Paul J. Milbury	M	C	M	—
Amy H. Rice(4)	M	—	—	M
George A. Riedel(5)	C	—	M	—
Mark A. Wegleitner	M	—	—	M
David F. Welch, Ph.D.	M	—	—	—

Total Meetings in Fiscal 2021	11	9	9	15

C = Chair; M = Member

(1)	Effective as of February 16, 2022, Mr. Lakkaraju joined the Board and was appointed to the Audit Committee.

The following table presents our Board and committee composition effective upon the conclusion of the 2022 Annual Meeting of Shareholders, assuming election of the nominees for Class III director who are standing for election at the 2022 Annual Meeting of Shareholders.

Name	Board	Audit	Compensation	Nominating and Governance
Christine Bucklin	M	M	—	—
Gregory P. Dougherty	M	—	M	M
David W. Heard	M	—	—	—
Sharon E. Holt(2)	M	—	C	—
Roop K. Lakkaraju	M	M	—	—
Paul J. Milbury	M	C	M	—
Amy H. Rice(4)	M	—	—	M
George A. Riedel(5)	C	—	—	C
David F. Welch, Ph.D.	M	—	—	—

C = Chair; M = Member

Audit Committee

The Audit Committee reviews and monitors our financial statements, financial reporting process and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm as well as our compliance with legal matters that have a significant impact on our financial statements. The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Any related party transactions are subject to approval by the Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. In addition, the Audit Committee meets in executive sessions, without management present and with the independent registered public accounting firm, during most regular meetings of the Audit Committee. A copy of the Audit Committee charter is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.

The current members of the Audit Committee are Ms. Bucklin and Messrs. Gani, Lakkaraju and Milbury. Mr. Milbury chairs the Audit Committee. Mr. Hooshmand resigned from the Audit Committee effective as of February 16, 2022 in connection with his resignation from the Board. Mr. Lakkaraju was appointed to the Audit Committee effective as of February 16, 2022 and therefore did not serve on the Audit Committee during fiscal 2021. Effective upon the conclusion of our 2022 Annual Meeting of Shareholders, Mr. Gani will no longer be a member of the Audit Committee. Other than Mr. Lakkaraju, each current member of the Audit Committee and Mr. Hooshmand served the entirety of fiscal 2021. The Audit Committee met nine times during fiscal 2021. The Audit Committee did not act by written consent during fiscal 2021. Each member of the Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the applicable Nasdaq listing standards. In addition to qualifying as independent under the Nasdaq rules, each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq Audit Committee requirements. The Board has determined that Messrs. Gani, Lakkaraju and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Gani, Lakkaraju and Milbury any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation policies and programs. The Compensation Committee establishes our compensation philosophy and policies, administers all of our compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation Committee seeks to assure that our compensation policies and practices promote shareholder interests and support our compensation objectives and philosophy as described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee assists the Board in its oversight of our strategies, initiatives and programs relating to human capital management, including culture, talent acquisition, employee development, retention, and diversity, equity and inclusion. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.

The current members of the Compensation Committee are Messrs. Dougherty, Gani, Milbury and Riedel. Mr. Gani chairs the Compensation Committee. Effective upon the conclusion of our 2022 Annual Meeting of Shareholders, Messrs. Gani and Riedel will no longer be members of the Compensation Committee and Ms. Holt, assuming her re-election as a Class III director, will join the Compensation Committee, serving as Chair. Each current member of the Compensation Committee served the entirety of fiscal 2021. The Compensation Committee met nine times during fiscal 2021. The Compensation Committee acted by written consent three times during fiscal 2021. Each member of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”) and satisfies the director and compensation committee independence requirements under the applicable Nasdaq listing standards.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and recommends changes to corporate governance policies and practices applicable to Infinera. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of shareholders. The Nominating and Governance Committee also oversees an annual board evaluation process to determine whether the Board is functioning effectively. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, and evaluating and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Governance Committee oversees our succession planning process. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.

The current members of the Nominating and Governance Committee are Mses. Holt and Rice and Mr. Wegleitner. Mr. Hooshmand resigned from the Audit Committee effective as of February 16, 2022 in connection with his resignation from the Board. Effective upon the conclusion of our 2022 Annual Meeting of Shareholders, Ms. Holt and Mr. Wegleitner will no longer be members of the Nominating and Governance Committee and Messrs. Dougherty, assuming his election as a Class III director, and Riedel will join the Nominating and Governance Committee, with Mr. Riedel serving as Chair. Each current member of the Nominating and Governance Committee and Mr. Hooshmand served the entirety of fiscal 2021. The Nominating and Governance Committee met fifteen times during fiscal 2021. The Nominating and Governance Committee did not act by written consent during fiscal 2021. Each member of the Nominating and Governance Committee satisfies the independence requirements under the applicable Nasdaq listing standards.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate skills and characteristics required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our shareholders’ long-term interests. The Board and the Nominating and Governance Committee follow a process in which we consider governance best practices when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. The Board and Nominating and Governance Committee evaluate the skill sets needed to provide the right level of guidance and oversight to the management team. Within the context of evaluating the skills needed on the Board, the Nominating and Governance Committee also considers diversity attributes, including gender, race, ethnicity, specialized expertise and a range of insight gathered from relevant industries. These factors, and others considered useful by the Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

The Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. From time to time, the Nominating and Governance Committee may engage the services of a search firm to identify director candidates. Any search firms retained to assist the Nominating and Governance Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including members of underrepresented communities, as was done for the Board search process conducted in 2021. The Nominating and Governance Committee will also consider candidates proposed in writing by shareholders, provided such proposal meets the eligibility requirements for submitting shareholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by shareholders are evaluated by the Nominating and Governance Committee using the same criteria as for all other candidates.

If a shareholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the shareholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Corporate Secretary at our principal executive offices, and must include the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual would be a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such shareholder believes is relevant in considering the director candidate.

Non-Executive Equity Award Subcommittee

The guidelines for the size of new hire, promotional and annual retention equity awards for Section 16 Officers are periodically reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”) the authority to formally approve new hire, promotional and retention equity awards to certain employees pursuant to guidelines pre-approved from time to time by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. The Subcommittee acted by written consent twelve times during fiscal 2021. This Subcommittee is currently comprised solely of our CEO (who is also a Board member).

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Messrs. Dougherty, Gani, Milbury and Riedel served on the Compensation Committee. None of these individuals was an executive officer or employee of Infinera at any time during fiscal 2021, or at any other time. No member of the Compensation Committee had any relationship with Infinera during fiscal 2021 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

HOW TO COMMUNICATE WITH US

The Board actively seeks input from shareholders, stakeholders, thought leaders and many others to perform its functions optimally. As shareholders bring wide and relevant experiences and have a financial stake in the wisdom of their input, the Board values maintaining a number of avenues to receive that input. These include:

•	Shareholder attendance or participation at our annual shareholders meetings

•	Input from proxy voting

•	Use of the company’s various reporting mechanisms such as its “hot lines” and reports to the internal audit function

•	Participation in our numerous investor relations programs and conferences

Write to the Board as a whole, or to individual directors, at the following address:

Board of Directors c/o Corporate Secretary

Infinera Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. At the direction of the Board, all mail received may be opened and screened for security purposes. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

HOW WE ARE PAID

Our compensation program for our non-employee directors is designed to attract and retain highly qualified, independent directors to represent shareholders on the Board and to act in their best interests. Non-employee directors receive a mix of cash compensation and equity awards under this program. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board.

During fiscal 2021, as part of its review of our director compensation program, the Compensation Committee engaged Compensia, an independent compensation consultant, to provide relevant market data regarding the program derived from the same peer group used for evaluating our executive compensation, as discussed below in “Compensation Discussion and Analysis.” This review had previously occurred most recently in 2019. Following this review, in December 2021 the Compensation Committee recommended that the Board approve certain changes to our director compensation program to align more closely with market practice, including an increase in cash compensation for the Chairman of the Board, an increase in the annual equity grant value, the elimination of the initial equity grant for new non-employee directors, and the revision of the annual equity grant to provide for a full pro rata provision based on when a director joins the Board. In February 2022, our Board approved these compensation changes, which are discussed below in “How We Are Paid—Director Fees” and “How We Are Paid—Director Equity Awards.” Prior to these changes, cash and equity compensation amounts under the program had not increased since 2015 and 2014, respectively, and cash compensation was temporarily decreased during fiscal 2020 as part of COVID-19-related compensation reductions at Infinera.

Director Fees

During fiscal 2021, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee(1) ($)
Non-Employee Director	50,000
Chairman of the Board(1)	50,000
Audit Committee Chairman	30,000
Audit Committee Member	12,500
Compensation Committee Chairman	20,000
Compensation Committee Member	10,000
Nominating and Governance Committee Chairman	11,000
Nominating and Governance Committee Member	6,000

(1)	Effective February 16, 2022, the annual retainer fee for the Chairman of the Board increased to $70,000.

We do not pay meeting fees for the Board or any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Equity Awards

Prior to the February 2022 revisions in our non-employee director compensation program, non-employee directors have been eligible to receive equity awards as follows:

•

Initial RSU Award. Each individual who commences service as a non-employee director upon his or her appointment to the Board or election at an annual meeting of shareholders will be eligible for an RSU award covering a number of shares determined by dividing $165,000 by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Initial RSU Award”). The Initial RSU Award vests in annual installments over three years, provided that the non-employee director remains a service provider of Infinera through each applicable vesting date.

•

Annual RSU Award. On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will automatically be granted an RSU award covering a number of shares determined by dividing $165,000 by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Annual RSU Award”). The Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of shareholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

•

Prorated Annual RSU Award. Assuming a non-employee director is appointed to the Board after (rather than at) the most recently held annual meeting of shareholders but at least six months prior to the next annual meeting of shareholders, such non-employee director will be eligible for an annual RSU award covering a number of shares determined by first prorating $165,000 for the number of months remaining until the next scheduled annual meeting of shareholders and then dividing such prorated dollar amount by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Prorated Annual RSU Award”). The Prorated Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of shareholders or the one-year anniversary of the most recently held annual meeting of shareholders, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

Beginning with grants made on or after our 2022 Annual Meeting of Shareholders, non-employee directors will be eligible to receive equity awards as follows:

•

Annual RSU Award. On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will automatically be granted an RSU award covering a number of shares determined by dividing $200,000 by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Revised Annual RSU Award”). The Revised Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of shareholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

•

Prorated Annual RSU Award for New Directors. Each new non-employee director will be eligible for an annual RSU award covering a number of shares determined by first prorating $200,000 for the number of months remaining until the next scheduled annual meeting of shareholders and then dividing such prorated dollar amount by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Revised Prorated Annual RSU Award”). The Revised Prorated Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of shareholders or the one-year anniversary of the most recently held annual meeting of shareholders, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

Fiscal 2021 Director Compensation

The following table sets forth all of the compensation awarded to or earned by the non-employee members of the Board in fiscal 2021. In addition, the table sets forth compensation awarded to or earned by Dr. Welch for his services as an employee of Infinera; Dr. Welch does not receive compensation for his services as a director. Compensation information for Dr. Welch is not disclosed in “Our Pay—Fiscal 2021 Compensation,” below, because he is not an NEO.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)		Total ($)
Christine Bucklin	62,500	164,992	(3)	—		227,492
Gregory P. Dougherty	60,000	164,992	(3)	—		224,992
Thomas J. Fallon(4)	45,055	164,992	(3)	39,375	(5)	249,422
Marcel Gani	82,500	164,992	(3)	—		247,492
Sharon E. Holt	61,000	164,992	(3)	—		225,992
Kambiz Y. Hooshmand(4)	68,500	164,992	(3)	—		233,492
Paul J. Milbury	90,000	164,992	(3)	—		254,992
Amy H. Rice(6)	—	—		—		—
George A. Riedel	110,000	164,992	(3)	—		274,992
Mark A. Wegleitner	56,000	164,992	(3)	—		220,992
David F. Welch, Ph.D.	—	721,518	(7)	457,504	(8)	1,179,022

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see the disclosure above under “Director Fees.”
(2)

The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2021 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”). See Notes 2 and 15 of the notes to our consolidated financial statements contained in our 2021 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(3)

Reflects the value of the Annual RSU Award awarded in connection with the 2021 Annual Meeting of Stockholders, covering 18,211 shares of Infinera common stock based on Infinera’s closing stock price on May 21, 2021, the date of grant.

(4)

Messrs. Fallon and Hooshmand resigned from our Board in February 2022. Prior to the effective date of such resignations, Messrs. Fallon and Hooshmand each entered into an advisor agreement with the Company and will serve as an advisor to the Company through February 15, 2023.

(5)

As further discussed below, reflects compensation earned by Mr. Fallon as an advisor under his Transition Agreement during fiscal 2021. Mr. Fallon’s advisor role under the Termination Agreement terminated effective February 1, 2021.

(6)	Ms. Rice has waived any participation in the compensation benefits available to the Company’s non-employee directors, except for customary reimbursement of expenses.
(7)	Reflects the value of Dr. Welch’s equity compensation received as compensation for his services as an employee of Infinera.
(8)	Reflects Dr. Welch’s employee salary of $450,000 and payment of life insurance premiums and 401(k) match with a value of $7,504.

On November 23, 2020, following Mr. Fallon’s 16 years of service with our Company, including ten years as our CEO, Mr. Fallon transitioned to an advisory role that would be in effect through February 1, 2021 while continuing to serve as a member of our Board. Mr. Fallon’s transition was not treated as a termination of employment by the Company and did not trigger any of the severance benefits included in his change of control agreement. To support a smooth transition of leadership, our Compensation Committee approved our entering into a “Transition Agreement” with Mr. Fallon. The Transition Agreement provided that Mr. Fallon would continue as an advisor through February 1, 2021 to assist with the transition of his duties and continue to receive compensation at his previously effective base salary of $487,500, but would not be eligible for a bonus for any services he would provide in 2021.

Further, the Transition Agreement provided that upon termination of his services as an advisor, the vesting of all of Mr. Fallon’s outstanding restricted stock units would accelerate and his performance share award granted in 2018 (the “Fallon 2018 PSA”) would remain outstanding and would be paid (and shares issued) to the extent the goals were actually achieved during the performance period ending December 31, 2020. The treatment of this performance share award was approved with consideration given to Mr. Fallon’s service as our CEO or advisor for the full three-year performance period. In addition, Mr. Fallon’s options to purchase Company common stock, all of which were fully vested at the time of the transition, would continue in effect in accordance with their terms and conditions. At the time of his transition, Mr. Fallon also held unvested performance share awards that had been granted in 2019 and 2020 and would have been eligible to continue to vest during his ongoing service as a member of our Board. Pursuant to the Transition Agreement, these performance share awards held by Mr. Fallon would terminate and be cancelled. Under the Transition Agreement, Mr. Fallon waived all rights to any other compensation or severance and agreed to a release of claims and non-disparagement obligation in favor of the Company.

During fiscal 2021, Mr. Fallon received compensation in his advisor role at the annual compensation rate of $487,500 until his advisor role terminated pursuant to the Transition Agreement effective February 1, 2021. Upon termination of his services as an advisor and the effectiveness of his supplemental release of claims in favor of the Company, the vesting of Mr. Fallon’s outstanding restricted stock units accelerated. As a result, 316,415 shares of common stock underlying Mr. Fallon’s outstanding RSUs vested on February 9, 2021, at a value of $3,312,865 based on the fair market value of such shares at vesting. The performance objective related to the Fallon 2018 PSA was partially achieved for the third performance period, as determined by our Compensation Committee per the terms of the original grant. As a result, 64,485 shares of common stock underlying the Fallon 2018 PSA vested on May 5, 2021, at a value of $553,281 based on the fair market value of such shares at vesting. Following the termination of his advisor role, Mr. Fallon received compensation in fiscal 2021 for his services as a non-employee director in accordance with our non-employee director compensation program.

During fiscal 2021, Dr. Welch, our Chief Innovation Officer and employee member of the Board, did not receive compensation for his services as a director. Dr. Welch was paid a base salary of $450,000 in fiscal 2021. Dr. Welch was eligible for a target bonus opportunity of 90% during fiscal 2021, the same as in fiscal 2020, which was used to determine the value of a retention equity award for Dr. Welch in lieu of an annual cash incentive program. The retention equity award was intended to provide an award value at the time of award approximately equivalent to 75% of the target bonus opportunity for Dr. Welch. On March 9, 2021, Dr. Welch was granted a retention RSU award of 33,800 shares, which is scheduled to vest over a two-year period, with one-half of the underlying shares vesting on April 5, 2022, and one-eighth of the underlying shares vesting quarterly thereafter, subject to his continued service to Infinera through each applicable vesting date. This retention RSU award had an aggregate grant date fair market value of $291,018, computed in accordance with ASC 718. On March 9, 2021, Dr. Welch was also granted an RSU award of 50,000 shares, which is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2022, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to his continued service to Infinera through each applicable vesting date. This RSU award had an aggregate grant date fair market value of $430,500, computed in accordance with ASC 718. See Notes 2 and 15 of the notes to our consolidated financial statements contained in our 2021 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

Additional Information with Respect to Director Equity Awards

Name	Number of Shares Subject to Outstanding Stock Awards at Fiscal Year-End (#)(1)
Christine Bucklin	39,907
Gregory P. Dougherty	30,825
Thomas J. Fallon(2)	18,211
Marcel Gani	18,211
Sharon E. Holt	36,068
Kambiz Y. Hooshmand(2)	18,211
Paul J. Milbury	18,211
Amy H. Rice(3)	—
George A. Riedel	39,907
Mark A. Wegleitner	18,211
David F. Welch, Ph.D	821,126	(4)

(1)	Unvested time-based RSU awards, except with respect to Dr. Welch.
(2)	Messrs. Fallon and Hooshmand resigned from our Board in February 2022.
(3)	Ms. Rice has waived any participation in the compensation benefits available to the Company’s non-employee directors, except for customary reimbursement of expenses.
(4)	Comprised of 165,570 unvested time-based RSU awards and 655,556 performance share awards for which the performance goals have not yet been met.

OUR PAY

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information related to the fiscal 2021 compensation program and related decisions for our NEOs identified below.

Our Named Executive Officers

For fiscal 2021, our NEOs were the following:

•	David W. Heard, our CEO;

•	Nancy Erba, our CFO;

•	David L. Teichmann, our Chief Legal Officer (“CLO”) and Corporate Secretary; and

•	Nicholas Walden, our Senior Vice President, Worldwide Sales.

Executive Summary

Fiscal 2021 Business Results

Fiscal 2021 was a year in which we strengthened our product portfolio, accelerated growth and expanded margins. We were able to make strong progress toward our financial and strategic goals while navigating an ongoing global pandemic and the increased impact of supply chain disruptions. Below are five key accomplishments in fiscal 2021:

•

First, we delivered against our major financial milestones; we grew revenue faster than the optical dense wavelength division multiplexing (DWDM) systems telecommunications market, excluding China; we expanded non-GAAP annual gross margin year-over-year by 380 basis points, which was at the high end of our 300 basis point to 400 basis point goal; and we generated positive and improved non-GAAP operating margin and GAAP cash flow from operations.

•

Second, we drove commercial success across our customer footprint as we secured new Tier 1 design wins and won new Huawei displacement business. In fiscal 2021, we had record bookings and revenue with Internet content providers (“ICPs”); we have grown our ICP revenue at a 30% compound annual growth rate since 2019. And in subsea, a market characterized by stringent capacity and reach requirements, we grew overall bookings by over 50% in 2021.

•

Third, we expanded our product portfolio, securing design wins and gaining market share with our compact modular platforms, line systems, and metro products. At the end of fiscal 2021 we had grown revenue from our 800 gigabits per second ICE6 GX product to the low-teens as a percentage of product revenue. We exited the year with over 30 ICE6 customers and a healthy pipeline, and are on track to ramp ICE6 revenue to 20-25% of product revenue in 2022. In addition, line system bookings, a leading indicator of the future high-margin transponder sales, grew by 100%. This was primarily driven by ICE6 deployments. Bookings from our metro portfolio, including the XTM 7100 and GX platforms grew by 25% in fiscal 2021.

•

Fourth, we unveiled our suite of vertically integrated coherent pluggables to expand our addressable market and enable an increase in margins from higher levels of vertical integration in our metro portfolio. In June 2021, we launched the Open XR Forum with five leading carriers as initial members, and in fiscal 2022 we expect to continue announcing other major carriers as new members. Our current members collectively represent approximately 20% of the global telecom spend on capital expenditures.

•

Fifth and lastly, to execute our 8x4x1 strategy that we laid out at our Investor Day in May 2021, we organized the company into two business groups, one focused on optical systems and the other on coherent optical modules, with both groups supported by our services organization. We also bolstered our executive leadership team by bringing in additional industry veterans from leading companies to accelerate the execution of our growth and scale strategy.

The following table illustrates our GAAP revenue and non-GAAP operating income (loss) over the last three fiscal years:

(1)

For a reconciliation of GAAP to non-GAAP revenue, gross profit, gross margin, operating income (loss) and operating margin for fiscal 2021, 2020 and 2019, referenced in this table or elsewhere in this Proxy Statement, please see Appendix A.

The following graph shows our 1-, 3- and 5-year TSR as compared to the Standard & Poor’s North American Technology Multimedia Networking Index (“S&P Networking Index”), measured from the last trading day of fiscal 2021.

Fiscal 2021 Executive Compensation Program Overview

At the beginning of fiscal 2021, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2020 and the goals of achieving profitable revenue growth and non-GAAP operating income growth despite a very dynamic supply chain environment during the ongoing COVID-19 pandemic. The decisions made reflected a continuing effort to maintain a strong pay-for-performance profile and supported accountability of our leadership team for our financial performance.

As indicated below, a significant portion of our executive compensation program is designed to align the compensation outcomes for our participating NEOs with performance against measurable objectives.

Executive Compensation Program Structure

Compensation Element (CEO/average NEO allocation at target)	Structure and Attributes

Base Salary (16% CEO/24% NEOs)	• Competitively benchmarked • NEOs except for the CEO received a pay increase in FY’21

Target Annual Incentive (0% CEO/8% NEOs)

•  NEOs did not participate in FY’21 annual cash incentive plan

•  NEOs other than CEO instead were granted RSUs equal to 75% of their annual target bonus

•  SVP, Worldwide Sales, was granted RSUs equal to 18.75% of annual target bonus and also had cash incentive opportunity based on bookings and gross profit metrics equal to 75% of annual target bonus

Long-Term Performance- Based Stock Awards (50% CEO/36% NEOs)

•  Based on objective performance metrics:

•  GAAP Revenue

•  Non-GAAP Operating Income

•  Vesting occurs when metrics are met for full fiscal year during performance period and time-based vesting requirement is met

•  CEO received 42% performance-based shares; other NEOs received 30%

Long-Term Restricted Stock Awards (34% CEO/32% NEOs)

•  Designed for long-term retention and to provide strong long-term shareholder alignment

•  RSUs vest over three years, with one-third vesting after one year and then quarterly for the remaining two years

•  CEO received 28% restricted stock; other NEOs received 33%

Proactive Measures Taken During Fiscal 2021 and Pay-for-Performance Outcome in Fiscal 2021

In fiscal 2020, our Compensation Committee took proactive measures to adjust the executive compensation program to reduce expenses, preserve cash and to better position us in light of the rapidly changing business environment and increased uncertainty due to the COVID-19 pandemic that began early in the year. These measures included temporary salary reductions for our NEOs. Additionally, no payments were made under our 2020 corporate bonus plan for participating NEOs.

In fiscal 2021, our Compensation Committee continued to focus on expense reduction and cash preservation in the face of continued challenges and uncertainty related to the ongoing COVID-19 pandemic, while balancing the need to effectively retain critical talent and incentivize achievement of key business objectives by our NEOs. In lieu of participating in our annual incentive cash compensation plan, our executive officers other than the CEO were provided with retention equity awards while we strategically conserved cash during the continuing COVID-19 pandemic, thus helping to continue to promote executive officer and shareholder alignment, as discussed further below. These retention equity awards also vest over a longer period than would be the case for incentive cash compensation to be earned under our normal annual cash bonus program. Although we did not have an incentive compensation program, either cash or equity, for our CEO, in March 2022 our Compensation Committee approved a cash bonus for our CEO in recognition of his leadership and performance in fiscal 2021.

During fiscal 2021, we continued to make progress toward achievement of our longer-term strategic goals. Under our fiscal 2021 executive compensation program, and consistent with our compensation policy promoting strong pay and performance alignment:

•	None of the performance shares granted in 2020 and 2021 became eligible to vest based on performance during 2021;

•	Performance shares granted in 2019 were earned during fiscal 2021 based on our achievement of positive non-GAAP operating income for four consecutive fiscal quarters; and

•	Realized compensation value for our CEO in fiscal 2021 was 105% of his target compensation.

Pay-for-Performance with Respect to Fiscal 2021 CEO Compensation

We emphasize performance-based incentives for compensation for all of our NEOs, including in particular our CEO, as evidenced in the chart below, which illustrates the target total direct compensation (i.e., base salary, target cash incentive opportunity, and equity awards) of our CEO versus our CEO’s actual realized compensation during the most recent three fiscal years, as well as our stock price during that time period. Mr. Heard served as our CEO during fiscal 2021. Thomas J. Fallon served as our CEO during fiscal 2019 and during fiscal 2020 until November 23, 2020; Mr. Fallon’s compensation is reflected for fiscal 2020 in the chart below. Target total direct compensation is defined as the sum of the base salary rate approved for each fiscal year, the target cash incentive for the year, and the grant date target value of equity awards. The target value of equity awards reflects the grant date share price of performance share awards, which differs from the value reported in the Summary Compensation Table below. Actual realized compensation includes the base salary and any cash annual incentive earned during the year plus the sum of any RSUs and performance shares that vested during the year, valued using the share price on the vesting date.

As described above, our CEO target total direct compensation emphasizes compensation that aligns with investor interests, including an at-risk annual incentive (in fiscal 2019 and 2020) and long-term vesting equity awards. Realized compensation for fiscal 2021 for our CEO exceeded target by approximately 6%, reflecting appreciation in the value of equity awards granted in prior years but that vested during fiscal 2021. This additional value was driven by a significant increase in the closing share price of our common stock, from $3.99 on December 31, 2018 (the start of the 3-year period detailed in the chart above) to a closing price of $9.55 on December 23, 2021 (which was the last trading day of our fiscal 2021). Our compensation programs are designed to reward executives with realized compensation that exceeds target through a combination of strong shareholder returns and performance that exceeds the targets approved for our short- and long-term incentive plans. As a result of our emphasis on pay-for-performance, the realized compensation of our then CEO fell significantly below target in fiscal 2019 and fiscal 2020. In addition, in furtherance of our pay-for-performance goals, 60% of Mr. Heard’s targeted equity awards in fiscal 2021 were granted in the form of performance share awards.

Governance of Executive Compensation

Our executive compensation program includes the following executive compensation governance policies and practices:

•

Compensation At Risk. Our executive compensation program is designed so that a significant portion of our NEO compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our NEOs and shareholders.

•

Executive Clawback Policy. We maintain an executive clawback policy that applies to our Section 16 Officers and provides for recovery of both cash and equity incentive compensation under specified circumstances.

•	Anti-Hedging Policy. Our Insider Trading Policy prohibits all employees, including our NEOs, and Board members from hedging their Infinera common stock.

•	Anti-Pledging Policy. Our Insider Trading Policy prohibits our NEOs and Board members from pledging Infinera common stock as collateral for a loan.

•	Fully Independent Compensation Committee. Our executive compensation program is administered annually by the Compensation Committee, which consists solely of independent directors.

•	Stock Ownership Policy. Our Section 16 Officers and Board members are subject to minimum stock ownership requirements.

•

“Double-trigger” Change of Control Arrangements. Our change of control agreements contain “double-trigger” arrangements that require a termination of employment without cause or a constructive termination of employment following a change of control of Infinera before payments and benefits are triggered, unless otherwise set forth in a specific equity award agreement.

•

Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera.

•

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee utilizes input from Compensia, Inc. (“Compensia”), an independent compensation consultant that is retained directly by the Compensation Committee and performed no services for Infinera during fiscal 2021 other than services for the Compensation Committee.

Overview of Our Executive Compensation Program Philosophy and Process

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract, retain, and reward talented executive officers and to motivate them to pursue our corporate objectives, while fostering the creation of long-term value for our shareholders. To achieve this mission, we take a “pay-for-performance” approach that forms the foundation for the design of our executive compensation program. The Compensation Committee also designs the various components of our executive compensation program to support our company culture (i.e., increasing levels of accountability through the use of “at risk” pay for more senior level employees), the internal company environment relative to industry conditions, current business priorities, strategy and product development cycles, and current market practices of our peer group. Further, because we are in a period of transition, certain elements of our compensation program measure progress on similar metrics in the short and long term and contains rewards for our executives that are earned when certain strategically important financial milestones are met and sustained. We believe this program is in the best interests of and aligned with our shareholders and maximizes the incentive for our employees and executive team to deliver shareholder value.

Advisory Vote on Fiscal 2020 Named Executive Officer Compensation—“Say-on-Pay” Vote

In 2021, shareholders were provided with the opportunity to cast an advisory (non-binding) vote (a “say-on-pay” proposal) on the compensation of our NEOs for fiscal 2020. Our shareholders approved this say-on-pay proposal, with more than 96% of votes cast voting in favor of our executive compensation program.

Noting the results of this vote, the Compensation Committee considered this shareholder approval when making compensation decisions for fiscal 2021 as well as fiscal 2022.

In light of the 2021 say-on-pay vote, the Compensation Committee maintained a consistent general approach to our executive officer compensation program. This included a continued emphasis on pay-for-performance through the use of performance shares that reward executive officers only if they deliver value for our shareholders.

The Compensation Committee will continue to consider input from our shareholders as reflected in the outcome of our annual say-on-pay vote when making executive compensation program decisions.

Compensation-Setting Process

Role and Authority of Compensation Committee. The Compensation Committee is responsible for our executive compensation program and all related policies and practices. The Compensation Committee has the responsibility to establish and approve the compensation of each of our executive officers, including our NEOs. In addition, the Compensation Committee reviews and administers our equity and employee benefit plans and programs, which are generally available to our employees, including our NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities, and the reasonable compensation for such advisor services is paid by Infinera.

Role of Compensation Consultant. During fiscal 2021, the Compensation Committee engaged the services of Compensia, a national compensation consulting firm, as its independent compensation consultant to provide advice on matters relating to the compensation of our executives and non-employee directors. Compensia attended several of the Compensation Committee’s meetings during fiscal 2021 and provided the Compensation Committee with an analysis of industry-sector competitive market data regarding NEO compensation, information on compensation trends, peer group and general market data, as well as assistance with the parameters used to determine the peer group, base salary, incentive plan design and the structure of our executive compensation program. During fiscal 2021, Compensia also provided general observations about our compensation programs and reviewed and provided input on this Compensation Discussion and Analysis section.

Compensia reports directly to the Compensation Committee. During fiscal 2021, Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team. Compensia’s fees in fiscal year 2021 were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during fiscal 2021 determined that there were no conflicts of interest in connection with Compensia’s work.

Determination of CEO Compensation. Compensia provides market data and considerations for the Compensation Committee regarding the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chairman of the Board, in particular with respect to the performance of our CEO. After considering the feedback and recommendations received, all decisions regarding our CEO’s compensation are made by the Compensation Committee, based on its own judgment and after considering the interests of our shareholders, in executive sessions excluding our CEO.

Determination of Non-CEO Compensation. As a result of his close working relationship with each of the other NEOs, our CEO is asked to provide his assessment of their performance to the Compensation Committee, including considerations regarding retention and importance of their contributions to Infinera. Our CEO is assisted by our Chief Human Resources Officer in making these assessments. Our CEO then presents his performance assessment of the other NEOs and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities, and equity awards for our NEOs (other than himself). While the Compensation Committee considers the recommendations of our CEO in determining compensation for our other NEOs, ultimately its decisions are based on its own judgment and the interests of our shareholders. None of our NEOs makes any recommendations regarding his or her own compensation and none of our NEOs are present at meetings at the time their compensation is determined.

Executive Compensation Elements

We consider the following to constitute the key elements of compensation for our executive officers:

•	Salary. We pay base salaries to attract, retain and motivate our executive officers for their day-to-day contributions.

•	Annual Incentive Compensation.

•

Historically, we have provided annual incentive cash compensation to link payments to the achievement of our annual financial and/or operational objectives and expect to resume this compensation program in the future. However, for the second half of fiscal 2020 and all of fiscal 2021, we cancelled this program in response to impacts from the COVID-19 pandemic.

•

In fiscal 2021, in lieu of incentive cash compensation, we provided our executive officers other than our CEO with retention equity awards while strategically conserving cash during the continuing COVID-19 pandemic, helping to ensure executive officer and shareholder alignment, as discussed further below. These retention equity awards also vest over a longer period than would be the case for incentive cash compensation to be earned under our normal annual cash bonus program. Our SVP, Worldwide Sales, also received incentive cash compensation tied to achievement of metrics for bookings and non-GAAP gross profit. In March 2022, our Compensation Committee awarded a cash bonus to our CEO in recognition of his performance and leadership in fiscal year 2021.

•

In fiscal 2022, we are reinstating an annual incentive cash compensation program for our CEO and CFO. For our other NEOs, the annual incentive compensation program will retain the retention equity component as to 50% of the target value and will reinstate annual incentive cash compensation as to the other 50% of the target value. Our SVP, Worldwide Sales, will participate in this annual incentive compensation program (including the 50%/50% ratio between cash and retention equity) as to 25% of his target value and will also participate in a separate incentive compensation program as to 75% of his target value that is tied to achievement of new financial targets for bookings and gross profit, measured on a non-GAAP basis.

•

Long-Term Incentive Compensation. We provide long-term incentive compensation delivered in the form of equity awards to align the interests of our executive officers with those of our shareholders and provide significant motivational and retention value to our executive officers.

These are the key elements of our executive compensation program. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. In addition, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits as part of our executive compensation program, as described further below.

Allocation of Compensation Across Pay Elements

In determining how to allocate an NEO’s target total direct compensation opportunity among these various elements, the Compensation Committee considers market-competitive practices for companies of a similar size and with a comparable business focus. Individual retention considerations specific to the individual are also factored in the Compensation Committee’s final determination of target total direct compensation. Equity awards, which for fiscal 2021 consisted of awards of time-based RSUs and performance shares, represented the largest component of our NEOs’ target total direct compensation opportunity. This approach was designed to encourage sustained, long-term performance and to ensure alignment of the interests of our NEOs with those of our shareholders. Consistent with our “pay-for-performance” philosophy, a significant portion of our NEOs’ fiscal 2021 target total direct compensation opportunity was completely “at risk,” including 50% of Mr. Heard’s target total direct compensation opportunity. We define “at risk” compensation as opportunities for which vesting eligibility is contingent upon achievement of specified performance conditions. In fiscal 2021, this included performance share awards, where the value of performance shares is included in the charts below based on the grant date target value of shares awarded.

The following charts show the target total direct compensation mix for fiscal 2021 for Mr. Heard and our other NEOs, with the value of equity awards determined using grant date fair value.

Role of the Compensation Peer Group and Market Data

In making compensation decisions for our executive officers, the Compensation Committee reviews and analyzes competitive market practices using data drawn from a group of peer companies and the Radford Global Technology survey.

In September 2020, the Compensation Committee reviewed the peer group used for executive compensation decision-making for purposes of fiscal 2020 compensation planning. The target selection criteria for the peer group identified in September 2020 and used for fiscal 2021 compensation planning were:

•

Industry: companies in the communications equipment sector and Infinera’s direct competitors, as well as other companies in broader technology sectors, with a focus on companies that overlap with key elements of Infinera’s business;

•	Annual Revenue: $625 million to $2.5 billion;

•	Market Capitalization: $222 million to $3.6 billion; and

•	Location: U.S.-based companies, with a preference for Bay Area-headquartered companies.

Our peer group for fiscal 2021 compensation planning consisted of the following 14 companies, which remained the same as the companies comprising the peer group for fiscal 2020 compensation planning:

Ciena Corporation	NETGEAR, Inc.
Cirrus Logic, Inc.	NetScout Systems, Inc.
Coherent, Inc.	OSI Systems, Inc.
Extreme Networks, Inc.	Plantronics, Inc.
Finisar Corporation	Ribbon Communications Inc.
II-VI Inc.	Synaptics Incorporated
Lumentum Holdings Inc.	Viavi Solutions Inc.

The Compensation Committee also reviewed market data derived from the Radford Global Technology survey to supplement the available peer group data for purposes of determining the compensation of Mr. Teichmann, our Chief Legal Officer and Mr. Walden, our Senior Vice President, Worldwide Sales. In this discussion, where we refer to “market” levels of pay and the “market data,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to our NEOs.

Use of Market Data

For its fiscal 2021 compensation decisions, the Compensation Committee continued to maintain a holistic and flexible approach in its use of market data. The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the Compensation Committee continues to review and reference market data, the data generally is used to inform the Compensation Committee of market practices to ensure that our executive compensation program remains within a generally competitive range of our peers. In addition to the market data, several other factors are taken into account in setting the amount of each NEO’s target total direct compensation opportunity. These factors include:

•

Recruitment, retention and historical factors. The Compensation Committee reviews existing NEO compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•

Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions are often not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Infinera.

•	Desire to account for other factors not captured in the market data. As discussed below, the Compensation Committee also considers several qualitative factors.

Relevant Qualitative Factors

In addition to our uses of competitive market data as described above, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions for our NEOs, including:

•	The role the executive officer plays and the importance of such individual’s contributions to our ability to execute on our business strategy and to achieve our strategic objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive officer;

•	Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance), and with respect to the CEO’s performance, assessment by the Board;

•	The value of unvested equity awards held by each executive officer and in comparison to other members of our executive management team and senior employees;

•	Internal pay equity across the executive management team;

•	The impact of our compensation decisions on key financial and other measures such as our equity award “burn rate” and, in 2021, the our utilization of cash versus equity;

•	Our overall performance as compared to internal plans and external benchmarks;

•	The potential impact on shareholder dilution of our compensation decisions relative to peers and historical practices; and

•

Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our NEOs.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Fiscal 2021 Compensation

Base Salaries

For fiscal 2021, the Compensation Committee reviewed the base salaries in March 2021 for each of our NEOs. The Compensation Committee did not change our CEO’s base salary, which had been set in December 2020 in connection with his promotion to CEO. After considering peer market data provided by Compensia, noting the temporary salary reductions implemented in 2020 and taking into account their respective individual performance during this period, the Compensation Committee approved increases to the base salaries for the other NEOs as shown in the table below.

The following table shows the annual base salary for each of our NEOs for fiscal 2020 and fiscal 2021.

Name	Fiscal 2020 Annual Base Salary		Fiscal 2021 Annual Base Salary
David W. Heard(1)	$520,000	(2)	$700,000
Nancy Erba	$425,000		$445,000
David L. Teichmann	$385,000		$400,000
Nicholas Walden(3)	$375,000		$410,000

(1)	Mr. Heard was promoted to CEO effective as of November 23, 2020.
(2)	Mr. Heard’s annual base salary was increased to $700,000 effective as of December 5, 2020 in connection with his promotion to CEO.
(3)	Mr. Walden was promoted to Senior Vice President, Worldwide Sales, effective as of January 5, 2020.

Annual Incentive Compensation

Target Bonus Opportunities. In March 2021, the Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for fiscal 2021 for each of our NEOs, and determined that the target bonus opportunities for our NEOs except for Mr. Walden would remain the same in fiscal 2021 as in fiscal 2020. As noted above, these target bonus opportunities were used to determine the value of retention equity awards for our NEOs (other than our CEO) but our NEOs did not participate in any annual cash incentive program based on these target amounts. The Compensation Committee determined to increase Mr. Walden’s target bonus opportunity to 85%. In considering the increased target bonus opportunity for Mr. Walden, the Compensation Committee considered the competitive market data provided by Compensia and its desire to provide appropriate competitive compensation to Mr. Walden in his critical role as the SVP, Worldwide Sales.

The following table shows the target bonus opportunities for each of our NEOs for fiscal 2020 and fiscal 2021.

Name	Fiscal 2020 Target Bonus		Fiscal 2021 Target Bonus
David W. Heard	90	%(1)	125%
Nancy Erba	75%		75%
David L. Teichmann	70%		70%
Nicholas Walden	75%		85%

(1)	Mr. Heard’s target bonus opportunity was increased to 125% effective as of December 5, 2020 in connection with his promotion to CEO.

2021 Retention Equity Awards. In March 2021, the Compensation Committee determined that we would provide our NEOs, other than the CEO, with retention equity awards in lieu of annual incentive cash compensation. These retention equity awards were granted under our 2016 Plan in the form of RSUs. This approach allowed us to strategically conserve cash during the continuing COVID-19 pandemic while helping to ensure executive officer and shareholder alignment and executive officer retention. The Compensation Committee chose to grant these in the form of RSUs given that RSUs retain value generally in one-to-one correlation with our stock price, which the Compensation Committee believed was appropriate in delivering the desired retention value under these awards and would closely correlate with our corporate financial performance. The Compensation Committee determined it was important for the CEO not to participate in the annual cash incentive program as a demonstration of his support for our cash conservation goal in fiscal 2021. Further, it determined not to grant him a retention equity award in lieu of annual cash compensation after considering his recent promotion to CEO in November 2020 and the desire to preserve the ratio of at-risk equity compensation awards granted to him in fiscal 2021.

These retention equity awards were intended to provide an award value at the time of grant approximately equivalent to 75% of the target bonus opportunity for each NEO, other than Mr. Walden, under our annual performance-based incentive cash program used in prior fiscal years. The Compensation Committee believed that this 25% discount appropriately balanced the goal of conserving cash with the incentive value that RSUs are able to deliver in comparison to cash compensation. In the case of Mr. Walden, our SVP, Worldwide Sales, the retention equity award was intended to provide an award value at the time of grant approximately equivalent to 18.75% of his 2021 target bonus opportunity, which included the 25% discount noted above for the other NEOs. In addition, the Compensation Committee approved a variable cash compensation program for Mr. Walden as noted below.

The retention equity awards vest over a longer period than has been the case for incentive cash compensation to be earned under prior annual incentive cash bonus programs, with one-half of the RSUs vesting after twelve months and the remaining shares vesting ratably over the next four quarters.

Walden 2021 Variable Compensation Program. In March 2021, the Compensation Committee approved a fiscal 2021 variable compensation program for Mr. Walden with a target cash value equal to 63.75% of his base salary tied to achievement of financial targets for bookings and gross profit, measured on a non-GAAP basis, combined with his retention equity award described above. The Compensation Committee believed that these goals would be appropriate given Mr. Walden’s critical role leading the Company’s efforts in driving revenue, and for focusing efforts on our profitable revenue growth by emphasizing bookings, which are closely correlated with revenue balancing, and gross profit, which is an important measure of the Company’s business success.

	Bookings Threshold	Bookings Target	Gross Profit Threshold	Gross Profit Target
Amount	$1.40 billion	$1.45 billion	$505.3 million	$526.0 million
Funding % of Target	50%	100%	75%	100%
Actual Results	$1.72 billion		$537.5 million

We met both sets of financial targets for the cash portion of Mr. Walden’s fiscal 2021 variable compensation program, with bookings of $1.72 billion (weighted at 60%) and gross profit, measured on a non-GAAP basis, of $537.5 million (weighted at 40%). This resulted in an overall bonus achievement of 158% for Mr. Walden, for a payout of $412,082.

Fiscal 2022 Bonus Plan. In March 2022, the Compensation Committee approved a fiscal 2022 Bonus Plan that reinstates an annual incentive cash compensation program for our CEO and CFO. For our other NEOs, the annual incentive component of their compensation will continue to consist of the retention equity component utilized in fiscal 2021 as to 50% of the NEO’s target incentive opportunity and the 2022 Bonus Plan will reinstate annual incentive cash compensation as to the other 50% of the NEO’s target incentive opportunity. Mr. Walden will participate in this annual incentive compensation program (including the 50%/50% ratio between cash and retention equity) as to 25% of his target incentive opportunity and will also participate in a separate incentive compensation program as to 75% of his target value that is tied to achievement of new financial targets for bookings and gross profit, measured on a non-GAAP basis.

Heard One-Time Cash Bonus. In March 2022, the Compensation Committee approved a cash bonus for Mr. Heard of $200,000 in recognition of our fiscal 2021 financial performance and his strong leadership and performance in achieving these results. The Compensation Committee believed that such bonus was appropriate in light of the significant progress we made during fiscal 2021 toward achieving our long-term financial and strategic goals. The Compensation Committee also considered that Mr. Heard was not eligible to receive a cash bonus under our annual short-term incentive plan in order to support our cash conservation efforts at the beginning of fiscal 2021. In addition, he was not awarded retention RSUs in-lieu-of an annual short-term incentive opportunity.

Long-Term Incentive Compensation

Our long-term incentive compensation opportunities are delivered in the form of equity awards. Under the 2016 Plan, the Compensation Committee grants equity awards to eligible employees, including our NEOs. All awards to our NEOs were made pursuant to the 2016 Plan. Annual equity awards for NEOs are generally approved by the Compensation Committee during the first open trading window of each new calendar year. The Compensation Committee actively monitors our annual aggregate equity utilization as measured by our burn rate.

Equity Compensation Design. The Compensation Committee believes that it is in the best interests of Infinera and our shareholders to grant a combination of time-based and performance-based equity awards to senior level employees, including our NEOs. It also believes that our performance-based equity awards foster a “pay-for-performance” culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our shareholders. Our NEOs benefit from these equity awards based on our sustained performance over time and the ability of our NEOs to create the results that drive shareholder value.

In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
Performance Share Award

•  Provides the opportunity to earn shares of Infinera common stock upon the achievement of pre-established performance objectives.

•  If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective is forfeited.

•  Supports pay-for-performance philosophy and retention efforts.

•  Links compensation directly to Infinera’s stock performance in areas identified as important by the Compensation Committee.

•  Increases alignment with interests of shareholders.

RSU Award

•  Provides the opportunity to earn a specified number of shares of Infinera common stock subject to the participant’s continued employment for a specified period.

•  Typically has a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives.

Target Award Size. In determining the size of these annual equity awards, the Compensation Committee considered the factors described above in the sections entitled “Use of Market Data” and “Relevant Qualitative Factors,” with particular attention to market data, internal equity considerations, the potential dilutive impact of the equity awards, and the amount and value of unvested equity awards held by each of our NEOs. The Compensation Committee believed a combination of time-based and performance-based equity awards promote close alignment of the interests of our NEOs with those of our shareholders.

For fiscal 2021, the Compensation Committee first determined the target value of long-term incentive compensation for each executive. The number of RSUs and performance shares granted to each executive was then determined based on an assumed stock price of $10.00 per share and assuming a 60% allocation of target value into performance shares for Mr. Heard, our CEO, and a 50% allocation of target value into performance shares for our other NEOs. The Committee determined to utilize a $10 reference price in order to facilitate the equity planning process and after taking into account recent volatility of our common stock share price, although the grant date value for these equity awards was below $10 per share. The target value approved by the Compensation Committee differs from the value of equity reported in the Summary Compensation Table below.

Fiscal 2021 Equity Awards. In March 2021, the Compensation Committee granted annual equity awards for fiscal 2021 in the form of a time-based RSU award and a performance share award to each of our NEOs. The following table sets forth the equity awards granted to our NEOs in March 2021.

Name	Number of Shares Subject to 2021 RSU Awards	Number of Shares Subject to 2021 Performance Share Awards
David W. Heard	172,000	258,000
Nancy Erba	60,000	60,000
David L. Teichmann	50,000	50,000
Nicholas Walden	55,000	55,000

The RSU awards in the table above vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2022, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.

Performance Share Awards.

Determining the Performance Goal. In determining the performance criteria for the 2021 performance share awards for our NEOs, the Compensation Committee considered the importance of profitable revenue growth combined with non-GAAP operating income growth. The Compensation Committee also considered that the new performance share awards would be designed to work in concert with grants made in previous years that will have overlapping performance cycles with the awards granted in 2021. Fiscal 2019 awards were structured differently to encourage executives to accelerate our return to sustained profitability. Fiscal 2020 awards were structured to drive executive focus on increasing our gross margin.

Performance Criteria. Accordingly, the Compensation Committee decided to utilize two sets of performance goals for the fiscal 2021 awards, with each set of goals covering one-half of the fiscal 2021 performance shares. The 2021 performance share awards (the “2021 PSA”) can be earned during fiscal 2021 through fiscal 2023 (the “2021 PSA Performance Period”) based on the Company’s achievement of these two sets of performance goals (the “2021 PSA Goals”). The first set, referred to as “Tranche A Goals,” includes both an operating income goal, measured on a non-GAAP basis over a full fiscal year, and a revenue goal, measured on a GAAP basis over a full fiscal year. Upon achievement of both prongs of the Tranche A Goals, 50% of the shares subject to the 2021 PSA will become eligible to vest. The second set, referred to as the “Tranche B Goal,” includes an operating income goal, measured on a non-GAAP basis over a full fiscal year. Upon achievement of the Tranche B Goal, 50% of the shares subject to the 2021 PSA will become eligible to vest.

For purposes of the 2021 PSA, non-GAAP operating income is calculated by excluding from GAAP operating income the following: acquisition-related deferred revenue adjustment, stock-based compensation expense, amortization of acquired intangible assets, acquisition and integration costs, restructuring and other related costs, inventory related charges, COVID-19 related costs and litigation charges. For a reconciliation of GAAP to non-GAAP operating income for fiscal 2021, for example, please see Appendix A to this Proxy Statement. In addition, under the terms of the 2021 PSA, the Compensation Committee may modify the 2021 PSA Goals to reflect one or more of the following extraordinary items occurring during the 2021 PSA Performance Period: (a) items related to acquisitions, (b) items related to the disposal of a business or segment of a business, or (c) items related to discontinued operations that do not qualify as a segment of a business under GAAP.

In establishing the performance goal for our NEOs’ 2021 performance share awards, the Compensation Committee reflected that the prior awards included goals targeted at specific financial objectives that ultimately tie to shareholder value, and that the 2021 awards should as well. The Compensation Committee believes the overlapping, multiyear performance period design provides our NEOs with significant incentives to achieve various objectives that are important for our long-term success.

Achievement and Vesting. The 2021 PSA will become eligible to vest upon the determination by the Compensation Committee of the achievement of the 2021 PSA Goals and are subject to each NEO’s continued service to Infinera through each applicable vesting date. Achievement of the 2021 PSA Goals will be determined by the Compensation Committee based on the relevant financial performance results disclosed in our earnings release filed on Form 8-K with respect to a fiscal year during the 2021 PSA Performance Period. Once the 2021 PSA Goals have been achieved (as determined and certified by the Compensation Committee), if achievement occurs in fiscal 2021 or fiscal 2022, then eligible shares underlying the 2021 PSA will vest immediately as to such portion of shares that is pro rata to the percentage of days elapsed from April 5, 2021 in the 2021 PSA Performance Period, with the remaining eligible shares vesting on the last day of fiscal 2023. If achievement occurs in fiscal 2023, then all eligible shares underlying the 2021 PSA will vest immediately on the certificate date by the Compensation Committee. Time-based vesting is subject to continuous service to us by each NEO. In the event of our change in control that occurs during the 2021 PSA Performance Period, the unvested portion of the 2021 PSA will vest at the target level.

Achievement Status for Performance Shares During Fiscal 2021. We did not achieve the 2021 PSA Goals for the 2021 PSA during fiscal 2021. As a result, as of the end of fiscal 2021, the target number of shares subject to the 2021 PSA granted to each NEO remained unearned and outstanding. These shares are eligible to be earned and vest if the 2021 PSA Goals are achieved during the remainder of the 2021 PSA Performance Period.

Outstanding Performance Share Awards Granted in Prior Fiscal Years. The following table provides information regarding outstanding performance share awards granted prior to fiscal 2021 that were eligible to be earned in fiscal 2021 by our NEOs based on the achievement of performance with respect to non-GAAP operating income and stretch gross margin goals, including the performance requirements and number of shares of Infinera common stock earned through fiscal 2021.

Name	Fiscal Year of Grant		Total Number of Performance Shares Remaining at Target (#)	Target Number of Shares that Could Vest for Fiscal 2021 Performance Period (#)	Maximum Number of Shares that Could Vest for Fiscal 2021 Performance Period (#)	Actual Number of Shares Vested for Fiscal 2021 Performance Period (#)
David W. Heard	2019	(1)	220,000	220,000	220,000	195,554	(2)
	2020	(3)	125,000	125,000	125,000	0	(4)
Nancy Erba	2019	(1)	187,500	187,500	187,500	166,666	(2)
	2020	(3)	77,500	77,500	77,500	0	(4)
David L. Teichmann	2019	(1)	65,000	65,000	65,000	57,776	(2)
	2020	(3)	68,500	68,500	68,500	0	(4)
Nicholas Walden	2019	(1)	12,500	12,500	12,500	11,110	(2)
	2020	(3)	47,100	47,100	47,100	0	(4)

(1)

In fiscal 2019, the Compensation Committee granted to the NEOs in the table above a performance share award (the “2019 Profitability PSA”) that can be earned during fiscal 2020 through fiscal 2022 based on our achievement of positive operating income, measured on a non-GAAP basis (the “Profitability Goal”), either (a) for a full fiscal year or (b) on an average basis, for any four consecutive fiscal quarters. In the event of our change of control that would have occurred during the 2019 Profitability PSA Performance Period, the unvested portion of the 2019 Profitability PSA would have vested at the target level.

(2)

We achieved the Profitability Goal for the 2019 Profitability PSAs, as we had positive non-GAAP operating income for four consecutive fiscal quarters, from Q3 fiscal 2020 through Q2 fiscal 2021. As a result, 100% of the target number of shares of our common stock became eligible to vest during fiscal 2021. In accordance with the time-based vesting provisions of the 2019 Profitability PSA, approximately 89% of the eligible shares vested in October 2021, with the remainder vesting in January 2022.

(3)

In fiscal 2020, the Compensation Committee granted to the NEOs in the table above a performance share award (the “2020 Gross Margin PSA”) that can be earned during fiscal 2020 through fiscal 2022 (the “2020 PSA Performance Period”) based on our achievement of a stretch gross margin goal, measured on a non-GAAP basis (the “Gross Margin Goal”), either (a) for a full fiscal year or (b) on an average basis, for any four consecutive fiscal quarters. In the event of our change of control that occurs during the 2020 PSA Performance Period, the 2020 Gross Margin PSA would vest at the target level.
(4)

We did not achieve the Gross Margin Goal for the 2020 Gross Margin PSAs. As a result, as of the end of fiscal 2021, the target number of shares subject to the GM PSAs granted to each NEO remained unearned and outstanding. These shares are eligible to be earned and vest if the Gross Margin Goal is achieved during the remainder of the 2020 PSA Performance Period through the end of our fiscal 2022.

Employee Benefits and Perquisites

Generally, our NEOs are only eligible to receive the same benefits as our U.S. salaried employees . Infinera and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a Section 401(k) plan, and other plans and programs, including the 2007 ESPP, made available to other eligible employees in the applicable country of residence. We provide a matching contribution of up to $2,500 under the Section 401(k) plan that is applicable to all eligible participants, including our NEOs. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.

All exempt U.S. employees, at any U.S. work location, participate in our “As Needed” FTO Program providing flexible time off. Under this program, these employees may schedule FTO as they see fit and as business necessity allows, although they must continue to meet all job expectations and remain responsible for ensuring appropriate coverage for the time they will be out of the office. Under this program, FTO does not accrue for these employees.

From time to time, Infinera may provide other benefits based on the particular circumstances and any business needs (for example, in order to recruit an individual to join the Company). In 2020, Mr. Heard received a relocation benefit of $120,385 under the relocation agreement he entered into with Infinera in 2017 as part of his COO new hire package. This relocation benefit was negotiated with Mr. Heard in connection with his hire, and the Compensation Committee believed that it was appropriate in order to recruit him to join the Company. In 2020, Mr. Walden received a relocation benefit of $90,000 under an agreement he entered into with Infinera following his promotion to Senior Vice President, Worldwide Sales, and received a further housing allowance benefit of $30,000 in 2021 under this agreement. These relocation benefits were negotiated with Mr. Walden in connection with the continuation of his assignment in California after relocating from the United Kingdom, and the Compensation Committee believed that these benefits were appropriate in order to enhance the operational effectiveness of the Company’s executive leadership.

Additional Information Regarding Our Compensation Practices

The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment, as described immediately below, are presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.

Change of Control Payments and Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Infinera and its shareholders. Accordingly, Infinera has entered into Change of Control Agreements (the “COC Agreements”) with each of our NEOs to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera. The current terms of these COC Agreements are included below.

An NEO will receive payments and benefits under the COC Agreement only if his or her employment is terminated without “cause,” or by him or her as a result of a “constructive termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), beginning on the date three (3) months prior to the first change of control to occur following the effective date of the COC Agreement and ending on the date eighteen (18) months following a change of control of Infinera.

The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable to each NEO upon a change of control. The Compensation Committee also believes that should Infinera engage in any discussions or negotiations relating to a change of control that the Board believes is in the best interests of our shareholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.

The following terms apply with respect to each of the NEOs if Infinera undergoes a change of control and the NEO’s employment is terminated without cause or as a result of a constructive termination during the Change of Control Period (that is, the period beginning three months prior to, and ending eighteen months after, a change of control), subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•

100% of all outstanding equity awards will vest (awards based on the achievement of performance criteria will vest as to 100% of the amount of the award assuming the performance criteria have been achieved at target levels, unless otherwise provided in the agreement relating to such performance-based award);

•

Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual base salary and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual base salary;

•

Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual target incentive bonus amount and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual target incentive bonus amount; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of up to 24 months and our other NEOs will be reimbursed for premiums under COBRA for a period of up to 18 months.

Each COC Agreement will have an initial term of three years commencing on the effective date of such COC Agreement. On the third anniversary of the effective date, such COC Agreement will renew automatically for an additional, one-year term unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal.

In addition, the award agreements of certain performance share awards granted to our NEOs specify additional terms that apply to such awards in the event of our change in control, as described further above in the section titled “Long-Term Incentive Compensation.”

Executive Severance Policy

In addition to the change of control-related payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Accordingly, the Compensation Committee has adopted an executive severance policy, under which the following severance payments and benefits will become payable if the employment of one of our NEOs is terminated by us without “cause” (as defined in the policy) subject to such individual entering into and not revoking a release of claims in our favor:

•

Our CEO will be paid a lump sum severance payment equal to one and one-half times his annual base salary, and our other NEOs will be paid a lump sum severance payment equal to their annual base salary; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 18 months, and our other NEOs will be reimbursed for premiums under COBRA for a period of 12 months.

If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual will be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

Acceleration of Equity Awards upon Death or Disability

In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any policy with respect to severance payments or benefits in the event of an employee’s death or disability other than certain disability and life insurance benefits generally available to our employees, the Compensation Committee believes that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards and performance share awards.

Equity Grant Policy

Under our Equity Grant Policy, the Compensation Committee has delegated to a Subcommittee the authority to grant new hire, promotional and retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. At this time, the sole member of the Subcommittee is our CEO.

The Subcommittee approves the award by written consent on the second Monday of each month to approve new hire, promotional and retention equity awards. Annual focal equity awards are approved by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers.

Executive Clawback Policy

We maintain an Executive Clawback Policy that applies to our Section 16 Officers (which includes each of our NEOs) and directors. Pursuant to this policy, the Compensation Committee has the authority to seek:

•	Repayment of any cash incentive payment;

•	Cancellation of unvested, unexercised or unreleased equity awards; and

•	Repayment of any compensation earned on previously exercised or released equity awards,

where such payments, equity awards and/or compensation earned on previously exercised or released cash incentive payments and equity awards was predicated on financial results that were augmented by fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera (the “Excess Compensation”), whether or not such activity resulted in a financial restatement. The Compensation Committee shall have sole discretion under this policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by a Section 16 Officer or director for up to a 12-month period prior to the date of the Compensation Committee action to require reimbursement of the Excess Compensation. Further, following a restatement of our financial statements, we will recover any compensation received by our CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 Officer or director and the compensation that would have been earned by a Section 16 Officer or director had the fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera not occurred.

Stock Ownership Policy

The Board believes that it is important to link the interests of our NEOs to those of our shareholders. Our Stock Ownership Policy requires our Section 16 Officers (which includes each of our NEOs) and directors to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of

(i) the effective date of the policy or (ii) the date of appointment of the director or appointment/promotion of the Section 16 Officer. As of the Record Date, each of our Section 16 Officers and directors has either satisfied these ownership guidelines or had time remaining to do so. Our stock ownership requirements for our Section 16 Officers and directors are as follows:

• CEO: • CFO: • Other Section 16 Officers and employee directors:	4x annual base salary 2x annual base salary 1x annual base salary
• Non-employee directors:	4x annual cash retainer for annual Board service

Shares of Infinera common stock that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or director or his or her immediate family members residing in the same household and (ii) shares held in trust for the benefit of the Section 16 Officer or director or his or her family. The value of a share of Infinera common stock is measured on the last trading day of the most recently completed fiscal quarter as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of Infinera common stock. For the avoidance of doubt, the purchase price for shares of Infinera common stock subject to RSU awards, performance share awards and other similar full value awards is zero.

Anti-Hedging Policy

Under our Insider Trading Policy, we prohibit our employees, including our NEOs, and Board members from hedging the risk associated with ownership of shares of Infinera common stock and other securities.

Anti-Pledging Policy

Under our Insider Trading Policy, we prohibit our NEOs and directors from pledging any Infinera securities as collateral for a loan.

Tax and Accounting Treatment of Compensation

Prior to 2018, Section 162(m) of the Code generally limited the tax deductibility of compensation paid to the CEO and each of the next three most highly compensated executive officers (excluding the CFO) that exceeded $1 million in any taxable year unless the compensation over $1 million qualified as “performance-based” within the meaning of Section 162(m).

The ability to rely on the “performance-based” compensation exception under Section 162(m) was eliminated in 2017 and the $1 million limitation on deductibility generally was expanded to include any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year beginning after 2016. Thus, we generally will not be able to take a deduction for any compensation paid to our NEOs in excess of $1 million unless the compensation qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. We cannot guarantee that any compensation payable to our NEOs will qualify for the transition relief or that the compensation will ultimately be deductible. Historically, the Compensation Committee had not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and other senior executive officers. Nonetheless, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021.

Compensation Committee

Marcel Gani (Chair)

Gregory P. Dougherty

Paul J. Milbury

George A. Riedel

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Infinera specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act.

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our two other highest paid executive officers during fiscal 2021. As previously noted, we refer to these executive officers as our NEOs.

Fiscal 2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)
David W. Heard	2021	700,000		200,000	(4)	3,702,300	—		4,665		4,606,965
Chief Executive Officer	2020	483,846	(5)	—		3,532,500	—	(6)	123,280	(7)	4,139,627
	2019	520,000		—		2,156,000	809,900	(8)	2,968		3,488,868

Nancy L. Erba	2021	439,615		—		1,273,419	—		5,986		1,719,020
Chief Financial Officer	2020	384,135	(9)	—		912,950	—		2,896		1,299,981
	2019	166,731	(10)	—		3,660,000	130,120	(11)	2,432		3,959,283

David L. Teichmann	2021	395,962		—		1,062,474	—		11,530		1,469,965
Chief Legal Officer and Corporate Secretary	2020	358,346	(12)	—		806,930	—		2,896		1,168,172
	2019	281,346	(13)	50,000	(14)	1,187,450	110,052	(15)	2,968		1,631,816

Nicholas Walden	2021	400,577		—		1,009,953	412,082	(16)	34,665	(17)	1,857,277
Senior Vice President, Worldwide Sales	2020	371,539	(18)	50,000	(19)	658,929	—		92,896	(20)	1,173,364

(1)

Salary data is provided from payroll records based on the fiscal year. For fiscal 2020, in a proactive response to impacts from the COVID-19 pandemic, we instituted temporary reductions of the annual base salary amounts for certain of our NEOs, effective from May 23, 2020 through December 4, 2020, except as noted below.

(2)

The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 15 of the notes to our consolidated financial statements contained in our 2021 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(3)	This amount represented the payment of life insurance premiums and 401(k) match.
(4)	Mr. Heard was awarded a special one-time cash bonus by the Compensation Committee in March 2022 in recognition of his leadership and performance during fiscal 2021.
(5)

Mr. Heard’s fiscal 2020 annual base salary reduction related to the COVID-19 pandemic was 25%. His fiscal 2020 annual base salary prior to the reduction was $525,000. Mr. Heard was promoted from Chief Operating Officer to Chief Executive Officer effective as of November 23, 2020. Mr. Heard’s annual base salary as Chief Executive Officer was set at $700,000, effective as of December 5, 2020.

(6)	In connection with his promotion to CEO in November 2020, Mr. Heard waived his 2020 integration bonus opportunity with a potential maximum amount of $650,000.
(7)	Includes relocation benefit of $120,385 paid to Mr. Heard, including a tax gross-up of $38,418.
(8)	Mr. Heard received a payment of $257,400 from his participation in the revised 2019 Bonus Plan and a payment of $552,500 as part of his Integration Bonus.
(9)	Ms. Erba’s fiscal 2020 annual base salary reduction related to the COVID-19 pandemic was 25%.
(10)

Ms. Erba was appointed Senior Vice President of Strategic Finance on August 1, 2019 and was appointed Chief Financial Officer effective as of August 26, 2019. Ms. Erba’s annual base salary was set at $425,000 at the time of her appointment as Chief Financial Officer, which remained in effect prior to such reduction in fiscal 2020.

(11)	For fiscal 2019, Ms. Erba’s prorated annual target bonus opportunity was fully guaranteed at 100%.
(12)	Mr. Teichmann’s fiscal 2020 annual base salary reduction related to the COVID-19 pandemic was 20%.
(13)

Mr. Teichmann was appointed Chief Legal Officer and Corporate Secretary on April 1, 2019. Mr. Teichmann’s annual base salary was set at $385,000 at the time of his appointment, which remained in effect prior to such reduction in fiscal 2020.

(14)	Mr. Teichmann received a sign-on bonus in connection with his hiring on April 1, 2019.
(15)	Mr. Teichmann received a payment of $110,052 from his participation in the revised 2019 Bonus Plan.
(16)	Mr. Walden received a payment of $412,082 from the cash portion of his fiscal 2021 variable compensation program.
(17)

Includes housing allowance of $30,000 paid to Mr. Walden in connection with his promotion to Senior Vice President, Worldwide Sales. This housing allowance is the last relocation and housing benefit due to Mr. Walden in connection with his promotion to Senior Vice President, Worldwide Sales.

(18)

Mr. Walden was promoted from Senior Vice President, Strategic Accounts, to Senior Vice President, Worldwide Sales, effective as of January 5, 2020. Mr. Walden’s annual base salary as Senior Vice President, Worldwide Sales was set at $375,000 at the time of his appointment.

(19)	Mr. Walden was awarded a special one-time cash bonus by the Compensation Committee in February 2021 in recognition of his sales leadership and performance during fiscal 2020.
(20)	Includes relocation benefit of $90,000 paid to Mr. Walden in connection with his promotion to Senior Vice President, Worldwide Sales.

Fiscal 2021 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2021 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)		Maximum (#)
David W. Heard	3/9/2021	—		—		—		—	—		—		172,000	(2)	1,480,920
	3/9/2021	—		—		—		—	258,000	(3)	258,000	(3)	—		2,221,380

Nancy L. Erba	3/9/2021	—		—		—		—	—		—		60,000	(2)	516,600
	3/9/2021	—		—		—		—	—		—		27,900	(4)	240,219
	3/9/2021	—		—		—		—	60,000	(3)	60,000	(3)	—		516,600

David L. Teichmann	3/9/2021	—		—		—		—	—		—		50,000	(2)	430,500
	3/9/2021	—		—		—		—	—		—		23,400	(4)	201,474
	3/9/2021	—		—		—		—	50,000	(3)	50,000	(3)	—		430,500

Nicholas Walden	3/24/2021	156,412	(5)	260,550	(y)	468,825	(z)	—	—		—		—		—
	3/9/2021	—		—		—		—	—		—		55,000	(2)	473,550
	3/9/2021	—		—		—		—	—		—		7,300	(4)	62,853
	3/9/2021	—		—		—		—	55,000	(3)	55,000	(3)	—		473,550

(1)

For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For performance shares, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 15 of the notes to our consolidated financial statements contained in our 2021 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2022, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(3)

This performance share award can be earned during fiscal 2021 through fiscal 2023. One-half of the performance shares vest on the Company’s achievement of both an operating income goal, measured on a non-GAAP basis over a full fiscal year, and a revenue goal, measured on a GAAP basis over a full fiscal year. The other half of the performance shares vest on the Company’s achievement of an operating income goal, measured on a non-GAAP basis over a full fiscal year. For additional information regarding these performance share awards granted to our NEOs in fiscal 2021, please see the section entitled “Fiscal 2021 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(4)

This RSU award is scheduled to vest over a two-year period, with one-half of the underlying shares vesting on April 5, 2022, and one-eighth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(5)

For additional information on Mr. Walden’s fiscal 2021 variable compensation program, please see the section entitled “Fiscal 2021 Compensation – Walden 2021 Variable Compensation Program” in the Compensation Discussion and Analysis above.

Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding stock options, RSU awards and performance share awards held by each of our NEOs as of December 25, 2021. The vesting conditions for each award are set forth in the footnotes below the table.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David W. Heard	2/15/2018	17,187	(2)	164,136	—		—
	10/1/2018	17,500	(3)	167,125	—		—
	2/20/2019	73,333	(4)	700,330	—		—
	2/20/2019	—		—	24,446	(5)	233,459
	3/4/2020	52,084	(6)	497,402	—		—
	3/4/2020	—		—	125,000	(7)	1,193,750
	11/23/2020	166,665	(8)	1,591,651	—		—
	3/9/2021	172,000	(9)	1,642,600	—		—
	3/9/2021	—		—	258,000	(10)	2,463,900

Nancy L. Erba	8/26/2019	281,250	(11)	2,685,938	—		—
	8/26/2019	—		—	20,834	(5)	198,965
	3/4/2020	32,292	(6)	308,389	—		—
	3/4/2020	—		—	77,500	(7)	740,125
	3/9/2021	60,000	(9)	573,000	—		—
	3/9/2021	27,900	(12)	266,445	—		—
	3/9/2021	—		—	60,000	(10)	573,000

David L. Teichmann	4/1/2019	110,000	(13)	1,050,500	—		—
	6/6/2019	—		—	7,224	(5)	68,989
	3/4/2020	28,542	(6)	272,576	—		—
	3/4/2020	—		—	68,500	(7)	654,175
	3/9/2021	50,000	(9)	477,500	—		—
	3/9/2021	23,400	(12)	223,470	—		—
	3/9/2021	—		—	50,000	(10)	477,500

Nicholas Walden	3/12/2018	4,533	(2)	43,290	—		—
	3/27/2019	12,500	(4)	119,375	—		—
	3/27/2019	—		—	1,390	(5)	13,275
	1/6/2020	19,625	(14)	187,419	—		—
	3/4/2020	—		—	47,100	(7)	449,805
	3/9/2021	55,000	(9)	525,250	—		—
	3/9/2021	7,300	(12)	69,715	—		—
	3/9/2021	—		—	55,000	(10)	525,250

(1)

The closing price of our common stock as of the last trading day prior to our fiscal year end, December 23, 2021, was $9.55 per share, which was used as the value of our common stock in the calculations.

(2)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2019, 2020, 2021 and 2022, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(3)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on October 5 of each of 2019, 2020, 2021 and 2022, subject to Mr. Heard’s continued service to Infinera through each applicable vesting date.

(4)

These RSU awards are scheduled to vest in annual installments with one-third of the underlying shares vesting on May 5 of each of 2020, 2021 and 2022, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(5)

This performance share award can be earned based on the performance of our achievement of a positive operating income, measured on a non-GAAP basis, in any of fiscal years 2019, 2020 or 2021, or in each of four (4) consecutive fiscal quarters completed during fiscal 2019 through fiscal 2021.

(6)

This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on March 5, 2021, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(7)

This performance share award can be earned during fiscal 2020 through fiscal 2022 based on the Company’s achievement of a stretch gross margin goal, measured on a non-GAAP basis, either (a) for a full fiscal year or (b) on an average basis, for any four consecutive fiscal quarters.

(8)

This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on December 5, 2021, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to the Mr. Heard’s continued service to Infinera through each applicable vesting date.

(9)

This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2022, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(10)

This performance share award can be earned during fiscal 2021 through fiscal 2023. One-half of the performance shares vest on the Company’s achievement of both an operating income goal, measured on a non-GAAP basis over a full fiscal year, and a revenue goal, measured on a GAAP basis over a full fiscal year. The other half of the performance shares vest on the Company’s achievement of an operating income goal, measured on a non-GAAP basis over a full fiscal year. For additional information regarding these performance share awards granted to our NEOs in fiscal 2021, please see the section entitled “Fiscal 2021 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(11)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on September 5 of each of 2020, 2021, 2022 and 2023, subject to Ms. Erba’s continued service to Infinera through each applicable vesting date.

(12)

This RSU award is scheduled to vest over a two-year period, with one-half of the underlying shares vesting on April 5, 2022, and one-eighth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(13)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on April 5 of each of 2020, 2021, 2022 and 2023, subject to Mr. Teichmann’s continued service to Infinera through each applicable vesting date.

(14)

This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on February 5, 2021, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to the Mr. Walden’s continued service to Infinera through each applicable vesting date.

Fiscal 2021 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and performance share awards during fiscal 2021 by each of our NEOs.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David W. Heard	511,874	4,354,226
Nancy L. Erba	352,499	3,013,534
David L. Teichmann	152,734	1,382,607
Nicholas Walden	60,584	544,313

(1)	The value realized on the vesting date is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.

2021 CEO Pay Ratio

We are providing the following information regarding the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO (in each case, the annual total compensation was calculated in accordance with SEC rules applicable to the Summary Compensation Table above). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2021:

•	Our median employee’s annual total compensation (not including our CEO) was $103,397.

•	Our CEO’s annual total compensation, as reported on page 49 in the Summary Compensation Table, was $4,606,965.

•	Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 45 to 1.

Pay Ratio Methodology

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

For fiscal 2021, we calculated the pay ratio using the same median employee that we used to calculate the pay ratio in fiscal 2020, as there has been no significant change in our employee population or compensation arrangements during the fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure.

In fiscal 2020, we selected December 1, 2019 as the date on which to determine our median employee, which is a date within the last three months of our 2019 fiscal year. As of that date, we had 3,291 employees, with 1,210 employees based in the United States and 2,081 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 25 countries: 26 employees in Malaysia, 19 employees in Argentina, 17 employees in South Africa, 15 employees in Russian Federation, 9 employees in Indonesia, 8 employees in Philippines, 8 employees in Saudi Arabia, 7 employees in Kazakhstan, 7 employees in Poland, 6 employees in Egypt, 6 employees in Taiwan, 4 employees in Belgium, 4 employees in Colombia, 4 employees in Thailand, 3 employees in Hungary, 3 employees in Korea, 3 employees in Vietnam, 2 employees in Denmark, 2 employees in Israel, 2 employees in Serbia, 2 employees in United Arab Emirates, 1 employee in Greece, 1 employee in Luxembourg, 1 employee in Norway, and 1 employee in Turkey.

After taking into account the de minimis exemption, 1,210 employees based in the United States and 1,920 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from our employee population base, we considered total cash compensation (base salary, including overtime, annual bonus and the sum of other bonuses, which included retention bonuses), as compiled from our payroll records. We selected total cash compensation as this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 28, 2019 and annualized for employees who were employed on December 1, 2019 but did not work for us for all of 2019. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 1, 2019.

Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability

Executive Severance Policy

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices—Executive Severance Policy,” the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Infinera shall not pay severance pursuant to this policy to the individuals subject to this policy in the event of (i) a change of control of Infinera (as defined below), or (ii) if such individual is terminated for Cause (as defined below). Pursuant to his Transition Agreement, Mr. Fallon waived all rights to receive severance and instead was only eligible to receive vesting acceleration of his outstanding restricted stock units at such time as his service as an advisor to the Company ended.

Death and Disability Benefits

Pursuant to the 2016 Plan, accelerated vesting of RSU awards and performance share awards is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs, as discussed above in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices—Acceleration of Equity Awards upon Death or Disability.”

Change of Control Payments and Benefits

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices—Change of Control Payments and Benefits,” we entered into COC Agreements with each of our NEOs to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera.

For purposes of these benefits, the following terms generally have the following meanings:

Change of Control

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction; (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control); or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause	(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Additionally, we granted performance share awards in 2021 to our NEOs, as described further above in the section titled “Long-Term Incentive Compensation” (referred to as the 2021 PSAs), as well as performance share awards in 2020 to each of our NEOs (referred to as the 2020 Gross Margin PSAs, and for which the performance period continues through the end of our fiscal 2022) and in 2019 to each of our NEOs (referred to as the 2019 Profitability PSAs). These performance share awards provide that, in the event of our change in control (as defined in our 2016 Equity Incentive Plan, pursuant to which each of such awards were granted) that occurs during the performance period applicable to the performance share award, such award will vest at the target level. Under our 2016 Equity Incentive Plan, change in control generally means (i) a person (or more than one person acting as a group) acquires ownership of our shares resulting in their holding more than 50% of the total voting power of our shares (with certain exceptions where a person or group of persons that already holds more than 50% of the total voting power of our shares acquires additional shares, or where our stockholders after such transaction retain beneficial ownership of 50% or more of the voting power of our shares in substantially the same proportions); (ii) a change in our effective control that occurs when a majority of our Board members are replaced in a 12-month period by directors whose appointment or election is not endorsed by a majority of our Board members before the date of appointment or election; or (iii) a change in ownership of a substantial portion of our assets, which occurs when a person (or group of persons acting as a group) acquires our assets having a gross fair market value of at least 50% of the total gross fair market value of all of our assets.

Fiscal 2021 Estimated Payments and Benefits Table

The amount of compensation and benefits payable to each of our NEOs (as of the last day of fiscal 2021) in the event of (a) a termination of employment by Infinera, (b) a termination of employment without Cause or as a result of a Constructive Termination in connection with a Change of Control transaction (as described above) within 3 months prior to, through 18 months after, a Change of Control, (c) a termination of employment due to death or permanent disability, or (d) a Change in Control transaction (within the meaning of our 2016 Equity Incentive Plan as described above) has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event, Change of Control and/or Change in Control occurred on December 25, 2021, the last day of fiscal 2021. The closing price of our common stock as of the last trading day of fiscal 2021 (December 23, 2021) was $9.55 per share, which was used as the value of our common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $9.55 and (ii) subtracting the exercise price for the unvested stock options.

Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)	Change of Control ($)
David W. Heard	Cash Severance	1,050,000	1,400,000	—	—
	Bonus	—	1,750,000	—	—
	Vesting Acceleration(1)	—	8,654,353	8,654,353	3,891,109
	Continued Coverage of Employee Benefits	48,903	65,204	—	—

	Total Benefits	1,098,903	11,869,557	8,654,353	3,891,109

Nancy L. Erba	Cash Severance	445,000	667,500	—	—
	Bonus	—	500,625	—	—
	Vesting Acceleration(2)	—	5,345,861	5,345,861	1,512,090
	Continued Coverage of Employee Benefits	18,734	28,100	—	—

	Total Benefits	463,734	6,542,086	5,345,861	1,512,090

David L. Teichmann	Cash Severance	400,000	600,000	—	—
	Bonus	—	420,000	—	—
	Vesting Acceleration(3)	—	3,224,710	3,224,710	1,200,664
	Continued Coverage of Employee Benefits	25,684	38,527	—	—

	Total Benefits	425,684	4,283,237	3,224,710	1,200,664

Nicholas Walden	Cash Severance	410,000	615,000	—	—
	Bonus	—	522,750	—	—
	Vesting Acceleration(4)	—	1,933,378	1,933,378	988,330
	Continued Coverage of Employee Benefits	32,602	48,903	—	—

	Total Benefits	442,602	3,120,031	1,933,378	988,330

(1)

The vesting of 906,215 shares of common stock would accelerate if Mr. Heard was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 25, 2021. The 906,215 shares of common stock provided that accelerate in these scenarios include, and are not additional to, the 407,446 target number of unvested shares of common stock subject to the 2019 Profitability PSA, 2020 Gross Margin PSA and 2021 PSA.

(2)

407,446 shares of common stock, representing the target number of unvested shares subject to the 2020 Gross Margin PSA and 2021 PSA, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.

(3)

The vesting of 559,776 shares of common stock would accelerate if Ms. Erba was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 25, 2021. The 559,776 shares of common stock provided that accelerate in these scenarios include, and are not additional to, the 158,334 target number of unvested shares of common stock subject to the 2019 Profitability PSA, 2020 Gross Margin PSA and 2021 PSA.

(4)

158,334 shares of common stock, representing the target number of unvested shares subject to the 2020 Gross Margin PSA and 2021 PSA, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.

(5)

The vesting of 337,666 shares of common stock would accelerate if Mr. Teichmann was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 25, 2021. The 337,666 shares of common stock provided that accelerate in these scenarios include, and are not additional to, the 125,724 target number of unvested shares of common stock subject to the 2019 Profitability PSA, 2020 Gross Margin PSA and 2021 PSA.

(6)

125,724 shares of common stock, representing the target number of unvested shares subject to the 2020 Gross Margin PSA and 2021 PSA, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.

(7)

The vesting of 202,448 shares of common stock would accelerate if Mr. Walden was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 25, 2021. The 202,448 shares of common stock provided that accelerate in these scenarios include, and are not additional to, the 103,490 target number of unvested shares of common stock subject to the 2019 Profitability PSA, 2020 Gross Margin PSA and 2021 PSA.

(8)

103,490 shares of common stock, representing the target number of unvested shares subject to the 2020 Gross Margin PSA and 2021 PSA, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.

RISK ASSESSMENT OF COMPENSATION PRACTICES

At the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted for fiscal 2021. This assessment covered topics including: our compensation policies and practices; a review of each of the compensation vehicles that we employ; the identification of any compensation design features that could encourage excessive risk taking; and the controls, policies and plan features that mitigate our compensation risk.

Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. The review found that, because our incentive programs are based primarily on financial objectives important to Infinera, we avoid an over-emphasis on shorter-term financial goals. In addition, the financial objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.

In addition, the assessment considered our controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking. Those elements include the Compensation Committee’s ability to use discretion to adjust payouts on most awards; strong stock ownership requirements and a clawback policy for our Section 16 Officers; the existence of, and training related to, corporate standards of business conduct and ethics; effective internal controls over financial reporting; and the participation by Mr. Walden in his variable compensation program, which enables a level of independence in establishing the sales commission plan design and quotas for our global sales team.

This risk assessment was presented to and reviewed by the Compensation Committee. The Compensation Committee agreed with the result of the review, which concluded that the risks associated with our compensation policies and practices were being effectively managed. We have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on Infinera.

PROPOSAL 2—APPROVAL OF THE INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN, AS AMENDED

The Board believes that our future success depends on our ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for Infinera. The Board believes that equity awards motivate high levels of performance, more closely align the interests of employees and shareholders by giving employees an opportunity to hold an ownership stake in Infinera, and provide an effective means of recognizing employee contributions to the success of Infinera. At the Annual Meeting, we are requesting that shareholders approve our 2016 Plan, as amended, which increases the number of shares of our common stock (the “Shares”) authorized for issuance thereunder by 8,500,000 Shares and which also has been amended to reflect certain minor technical revisions and improvements.

The 2016 Plan has not been amended in any material way, other than to increase the number of shares of our common stock authorized for issuance under the 2016 Plan. The 2016 Plan, as amended, also includes certain other revisions to reflect minor legal updates and other minor technical improvements, none of which constitute material changes to the 2016 Plan. Upon recommendation of the Compensation Committee, the Board approved amendments to the 2016 Plan on March 22, 2022, subject to the approval of our shareholders at the Annual Meeting.

As of March 26, 2022, there were 660,780 Shares available for issuance pursuant to awards that may be granted under the 2016 Plan. If the proposed amendment to the 2016 Plan is not approved by our shareholders, the 2016 Plan will remain in effect without the amendment and awards will continue to be made under the 2016 Plan to the extent Shares remain available. However, in this event, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and retaining highly skilled employees. The Board and the Compensation Committee believe that the additional Shares under the increased Share reserve will enable us to continue to use the 2016 Plan to achieve our recruiting, retention and incentive goals and will be essential to our future success.

If our shareholders approve the 2016 Plan amendment, we currently anticipate that the Shares will be sufficient to meet our expected needs through the date of our 2023 annual meeting of our shareholders (“2023 Annual Meeting”). In determining the number of Shares to be reserved for issuance under the 2016 Plan, the Compensation Committee and the Board considered the following:

•

Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal 2019, 2020 and 2021, we granted equity awards covering 11.152 million, 8.691 million and 8.037 million Shares, respectively, or a total of approximately 27.880 million Shares over the three-year period.

•

Forecasted Grants. In determining the projected Share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) the Shares that would be available for grant under the 2016 Plan, if our shareholders approve this amendment to the 2016 Plan, which is 9,160,780 Shares (consisting of 660,780 Shares available for issuance under the 2016 Plan as of March 26, 2022, plus the 8,500,000 additional Shares pursuant to this amendment to the 2016 Plan); and (ii) forecasted future grants, which are “value-based,” meaning that Share amounts granted will be determined based on a dollar value of the award to be granted to the participant and the stock price of Infinera common stock. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes could cause our actual Share usage to deviate significantly from our anticipated Share usage.

•	Proxy Advisory Firm Guidelines. Given our significant institutional shareholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.

Outstanding Awards

The following table sets forth information regarding all outstanding stock options, RSUs and performance shares under all of our equity plans (other than our 2007 Employee Stock Purchase Plan (the “2007 ESPP”)) as of

March 26, 2022. We do not currently have any outstanding stock options under the 2016 Plan. The last sales price of our common stock as reported on The Nasdaq Global Select Market on March 25, 2022 was $8.70 per share.

Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Performance Shares / RSUs Outstanding(1)	Number of Shares Available for Grant(2)
0	N/A	N/A	20,711,006	873,338

(1)	This amount includes outstanding unvested performance share awards assuming either target or maximum achievement under such awards.
(2)	This amount includes the following:

•	660,780 shares available for grant under the 2016 Plan; and

•	212,558 shares available for grant under the 2019 Inducement Equity Incentive Plan.

Reasons for Voting for the Proposal

The 2016 Plan has been designed consistent with best corporate governance practices.

•	Administration. The 2016 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.

•

Shareholder Approval is Required for Additional Shares. The 2016 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Shareholder approval is required to increase that number.

•

Share Counting Provisions. Under the 2016 Plan, if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will not become available for future grant or sale under the 2016 Plan. Shares used to satisfy the tax withholding obligations for awards other than options and stock appreciation rights will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan.

•

Minimum Vesting Requirements. 95% of the Shares reserved for issuance under the 2016 Plan may be issued only through awards that cannot vest in less than one year from the date of grant unless the vesting of such awards is accelerated due to the participant’s death, disability, or retirement or a termination of the participant’s service that occurs in connection with our change in control.

•

Limited Vesting Acceleration Upon a Change in Control. Except (x) as permitted under the minimum vesting requirements and (y) for any awards made to non-employee directors, the administrator shall not be permitted to accelerate the vesting of an award upon a change in control other than in the event an award is not assumed or substituted for as described in this proposal below in the section entitled “Description of the 2016 Plan—Merger or Change in Control.”

•

Repricing Prohibition. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

•

Non-Employee Director Award Limits. Under the 2016 Plan, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

•

Participant Award Limits. The 2016 Plan limits the number of Shares subject to each type of award permitted to be granted under the 2016 Plan during a fiscal year to a participant, including to any of our executive officers.

•

No Dividends on Options and Stock Appreciation Rights Until Shares are Issued or on Other Equity Awards While Unvested. Under the 2016 Plan, no participant will have any rights to dividends or any other shareholder rights with respect to any Shares subject to options or stock appreciation rights until such Shares are issued following award exercise, and any dividends that the administrator may determine will be payable on any other equity awards will be subject to the same vesting criteria, forfeitability, and/or transferability restrictions as apply to the Shares subject to the awards on which such dividends would be paid.

Our executive officers and directors have an interest in the approval of the 2016 Plan by our shareholders because they would be eligible to receive awards under the 2016 Plan.

Description of the 2016 Plan

The following paragraphs provide a summary of the principal features of the 2016 Plan, as amended, and its operation. However, this summary is not a complete description of all of the provisions of such plan and is qualified in its entirety by the specific language of such plan. A copy of the 2016 Plan, as amended, is provided as Appendix B to this Proxy Statement.

Purposes. The purposes of the 2016 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares as the administrator of the 2016 Plan may determine.

Authorized Shares. Subject to the adjustment provisions contained in the 2016 Plan, and prior to the increase for which we are seeking approval, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan is equal to the sum of (1) 35,150,000 Shares plus (2) Shares subject to awards granted under the Infinera Corporation 2007 Equity Incentive Plan (the “2007 Plan”) that after May 12, 2016 expire, are forfeited or otherwise terminate without being exercised in full (to the extent they were exercisable), or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of Shares that may be added to the 2016 Plan with respect to awards granted under the 2007 Plan pursuant to this clause (2) above is 7,700,000 Shares). No awards granted under the 2007 Plan remained outstanding as of March 26, 2022. Our shareholders are being asked to approve an increase of 8,500,000 Shares in the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan. Thus, if our shareholders approve this increase, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan will be increased to 43,650,000 Shares, plus the number of Shares described in clause (2) above.

Shares may be authorized, but unissued, or reacquired Shares. If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, the unexercised Shares under such award will become available for issuance again under the 2016 Plan. If Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those forfeited or repurchased Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will cease to be available for future grant or sale under the 2016 Plan. Shares used to satisfy the tax withholding obligations related to an award, except with respect to options and stock appreciation rights, will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan. Except for the repurchased Shares described above in this paragraph, Shares that actually have been issued under the 2016 Plan under any award granted under the 2016 Plan will not be returned to the 2016 Plan and will not become available for issuance again under the 2016 Plan.

Plan Administration. The Compensation Committee (or other committee appointed by the Board) administers the 2016 Plan, provided that the Compensation Committee does not grant awards to non-employee directors under the 2016 Plan. The Board or any committee of directors or other individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board may administer the 2016 Plan. To the extent desirable to exempt transactions under the 2016 Plan pursuant to Rule 16b-3 of the Exchange Act (“Rule 16b-3”), the transactions will be structured to satisfy such applicable requirements for exemption under Rule 16b-3.

Subject to the provisions of the 2016 Plan, the administrator will have the power to determine the award recipients and the terms of the awards not inconsistent with the 2016 Plan, including the exercise price, the number of Shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable by an option holder upon exercise. The administrator also will have the authority to amend existing awards, to determine fair market value of Shares, to construe and interpret the 2016 Plan and awards granted under the 2016 Plan, to establish rules and regulations, including sub-plans to facilitate compliance with applicable non-U.S. laws, ease the administration of the 2016 Plan or qualify for favorable tax treatment under, applicable laws in jurisdictions outside of the U.S., as necessary or desirable, to temporarily suspend the exercisability of awards if the administrator determines such suspension to be necessary or appropriate for administrative purposes or comply with applicable laws, and to make all other determinations necessary or advisable for administering the 2016 Plan. The administrator determines the methods by which participants may satisfy tax withholding obligations of awards granted under the 2019 Plan, which may include, in whole or in part: cash, electing to have us withhold otherwise deliverable cash or shares having a fair market value equal to the minimum statutory amount required to be withheld, delivering to us already owned Shares having a fair market value equal to the minimum statutory amount required to be withheld, selling a sufficient number of Shares otherwise deliverable to the participant through means that the administrator may determine equal to the amount required to be withheld. The administrator’s decisions and interpretations will be final and binding on all participants and any other holders of awards and will be given the maximum deference permitted by law.

No Repricing. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

Vesting Requirements. Awards granted under the 2016 Plan are required to vest no earlier than the one-year anniversary of the awards’ grant date, except that (a) without regard to such limitation, vesting of awards can be accelerated due to a participant’s death, disability or retirement, or service termination in connection with our change in control, and (b) awards that result in the issuance of up to an aggregate of 5% of the Shares reserved for issuance under the 2016 Plan may granted under the 2016 Plan, or outstanding awards granted under the 2016 Plan modified, without regard to such limitation. The administrator may provide for the acceleration of an award granted under the 2016 Plan in connection with the termination of a participant’s service upon or in connection with our change in control. Except for any awards granted to non-employee directors or as described above in this paragraph, the administrator will not be permitted to accelerate the vesting of awards upon our change in control other than if the awards are not assumed or substituted for in our change in control.

Eligibility. We will be able to grant stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares under the 2016 Plan to our employees, consultants and non-employee directors, and employees and consultants of our parent or subsidiary corporations. We will be able to grant incentive stock options under the 2016 Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of March 26, 2022, we had nine non-employee directors, and 3,205 employees (including four NEOs) and 78 independent consultants.

Non-Employee Director Award Limits. The 2016 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2016 Plan. However, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

Certain Other Limits. In any fiscal year, subject to any adjustment provisions contained in the 2016 Plan, the maximum aggregate number of Shares covering equity awards that a participant is permitted to receive under the 2016 Plan is:

•	With respect to stock options, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to stock appreciation rights, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to restricted stock, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to RSUs, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee; and

•	With respect to performance shares, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee.

The 2016 Plan also provides that during any fiscal year, the maximum aggregate initial value (based on the fair market value of the Shares underlying the award on the award’s grant date) of performance units that a participant is permitted to receive under the 2016 Plan is $7,500,000.

Dividends. Until Shares are issued under a stock option or stock appreciation right granted under the 2016 Plan, the holder of such awards will have no right to receive dividends or any other rights as a shareholder with respect to the Shares subject to the award and no adjustment will be made for a dividend or other right for which the record date occurs before the date the related Shares are issued under the stock option or stock appreciation right award (other than subject to the adjustment provisions contained in the 2016 Plan, as discussed under “Certain Adjustments” further below). The 2016 Plan provides that whether payable in Shares or otherwise, any dividends or distributions payable with respect to Shares subject to a restricted stock award granted under the 2016 Plan will be subject to the same restrictions on transferability and/or forfeitability as the Shares subject to such award. The Administrator also may determine, in its discretion, that such restricted stock awards will not be eligible to receive any dividends or other distributions during the period of restriction applicable to the award. The 2016 Plan provides further that holders of any restricted stock units, performance shares and performance units granted thereunder will have no right to receive dividends or other distributions as a shareholder with respect to the Shares subject to such awards unless the Administrator determines otherwise, in which case any such dividends or distributions will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such award on which they are paid. For clarity, the Shares reserved for issuance under the 2016 Plan will not be reduced by dividends or other distributions that are reinvested into additional Shares or credited as additional Shares subject to or paid on such award.

Stock Options. We are able to grant stock options under the 2016 Plan. Each option will be evidenced by an award agreement that specifies the exercise price, the number of Shares subject to the option, the maximum term of the option, forms of consideration for exercise, and such other terms and conditions as the administrator determines, subject to the terms of the 2016 Plan. The per share exercise price of options granted under the 2016 Plan must be at least equal to the fair market value of a share of our common stock on the date of grant, except in special, limited circumstances relating to certain transactions, as set forth in the 2016 Plan. The maximum term of a stock option must not exceed 10 years. However, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or of any parent or subsidiary of ours, the maximum term of an incentive stock option granted to such participant must not exceed five years and such option’s per share exercise price must equal at least 110% of the fair market value of a Share on the grant date. Generally, the fair market value of a Share is the closing sales price of a Share on the relevant date as quoted on Nasdaq. Options will be exercisable at such times and under such conditions as determined by the administrator and as set forth in the applicable award agreement. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the option for three months following his or her service termination for reasons other than death or disability, and for 12 months following his or her service termination due to disability or death while holding the option (to the extent vested on the date of disability or death). However, in no event can an option be exercised after the expiration of the term of the option. The administrator also determines the form of consideration for exercising an option, which may consist of cash, check, promissory note (if permitted by applicable laws), certain other Shares, payment through a cashless exercise program established by us for the 2016 Plan, net exercise, other consideration or method permitted by applicable laws, or any combination of the above.

Stock Appreciation Rights. We are able to grant stock appreciation rights under the 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying Shares between the exercise date and the date of grant. Each stock appreciation right will be evidenced by an award agreement that specifies the exercise price, the term of the stock appreciation right, and other terms and conditions as determined by the administrator, subject to the terms of the 2016 Plan. The per Share exercise price of a stock appreciation right will be no less than 100% of the fair market value per Share on the date of grant.

Stock appreciation rights will be exercisable at such times and under such conditions as determined by the administrator and set forth in the applicable award agreement. The maximum term of a stock appreciation right must not exceed 10 years. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each stock appreciation right. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the stock appreciation right for three months following his or her service termination for reasons other than death or disability, and for 12 months following his or her service termination due to disability or death while holding the stock appreciation right (to the extent vested on the date of disability or death). However, in no event can a stock appreciation right be exercised after the expiration of the term of the option. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be paid in cash, Shares, or a combination of both.

Restricted Stock. We are able to grant restricted stock under the 2016 Plan. Restricted stock awards are grants of Shares that may be subject to various restrictions, which may include restrictions on transferability and forfeiture provisions. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan.

Restricted stock awards may (but are not required to) be subject to vesting conditions, as the administrator specifies (subject to the minimum vesting requirements under the 2016 Plan), and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to minimum vesting requirements under the 2016 Plan). Recipients of restricted stock awards generally will have full voting rights with respect to such Shares upon grant without regard to vesting, unless the administrator provides otherwise. Unless otherwise determined by the administrator, a participant generally will forfeit any Shares of restricted stock as to which the restrictions have not lapsed as of a date specified in the award agreement (such as termination of the participant’s service).

Restricted Stock Units. We are able to grant RSUs under the 2016 Plan. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one Share. Each RSU award will be evidenced by an award agreement that specifies the number of RSUs subject to the award, any vesting criteria (which may include accomplishing specified performance criteria or continued service to us), form of payout, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan. RSUs result in a payment to a participant if the performance goals or other vesting criteria are achieved or the awards otherwise vest. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to the minimum vesting requirements under the 2016 Plan). The administrator determines in its sole discretion whether an award will be settled in cash, Shares, or a combination of both. On a date set forth in the award agreement (such as termination of the participant’s service), any unearned RSUs subject to such award agreement will be forfeited to us .

Performance Units and Performance Shares. We are able to grant performance units and performance shares under the 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals or other vesting criteria, if any, established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award, as determined by the administrator, subject to the terms and conditions of the 2016 Plan. On or before the date of grant, the administrator will establish an initial dollar value for each performance unit. Each performance share will have an initial value equal to the fair market value of a Share on the date of grant. The administrator in its discretion will establish performance goals or other vesting criteria (which may include continued service), which, depending on the extent to which they are met, will determine the value or number of performance units or performance shares to be paid out. After the grant of performance units or performance shares, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares (subject to the minimum vesting requirements). The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, Shares, or in some combination of both. On a date set forth in the award agreement (such as termination of the participant’s service), any unearned or unvested performance units or performance shares subject to such award agreement will be forfeited to us.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally will not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or our other securities, or other change in our corporate structure affecting Shares (other than any ordinary dividends or other ordinary distributions), then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan .

Merger or Change in Control. The 2016 Plan provides that in the event of our merger with or into another corporation or entity or our change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, in accordance with the following: (i) the assumption of the award or substitution of the award with an equivalent option or right by the acquirer or successor corporation or its parent or subsidiary (with appropriate adjustments made to such awards), (ii) termination of the award upon or immediately prior to the consummation of the merger or change in control following written notice and subject to the next paragraph, (iii) subject to the next paragraph, (A) termination of the award in exchange for an amount of cash and/or property in an amount that would have been attained upon exercise or realization of the award as of the date of the merger or change in control, or (B) replacement of the award with other rights or property, or (iv) any combination of the above. The administrator will not be required to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly .

If outstanding awards (or portion of the awards) are not assumed or substituted for as provided in the 2016 Plan, then the awards (or portions thereof) not assumed or substituted for will fully vest and become exercisable and all restrictions will lapse under such awards (or the portions thereof) not assumed or substituted for, except that with respect to awards subject to performance-based vesting (or portions thereof) not assumed or substituted for, performance criteria will be deemed achieved based on actual performance measured through the last date that the awards remain outstanding (or such earlier date that the administrator may determine), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the adjusted performance period (or to the extent applicable, the value of the consideration to be received by our shareholders in connection with the merger or change in control). In addition, if an option or stock appreciation right (or portion thereof) is not assumed or substituted in the event of a merger or change in control as provided in the 2016 Plan, the administrator will notify the participant that such award (or its applicable portion) not assumed or substituted for will be exercisable for a specified period prior to the transaction, and such award (or its applicable portion) will terminate upon the expiration of such period .

Dissolution or Liquidation. In the event of our dissolution or liquidation, the administrator will notify each participant as soon as practicable before the effective date of the proposed transaction. To the extent not previously exercised (as applicable), an award granted under the 2016 Plan will terminate immediately before the consummation of such proposed transaction.

Plan Amendment; Termination. The administrator has the authority to amend, alter, suspend, or terminate the 2016 Plan at any time, provided such action does not impair the existing rights of any participant unless mutually agreed in writing. The 2016 Plan will terminate automatically in 2026, unless we terminate it sooner.

Forfeiture of Awards. The 2016 Plan grants the administrator authority to specify in an award agreement that a participant’s rights, payments and benefits with respect to an award granted under the 2016 Plan will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The 2016 Plan also provides that awards granted under the 2016 Plan will be subject to any Infinera clawback policy as may be established or amended from time to time. The administrator may require a participant to forfeit, return or reimburse to Infinera all or a portion of an award and any amounts paid under the award pursuant to the terms of Infinera’s clawback policy or in order to comply with applicable laws. Any such recovery of compensation will not constitute an event that triggers or contributes to any participant resigning for good reason or constructive termination (or similar term) under any agreement with us or any of our parent, subsidiaries or affiliates, unless this provision under the 2016 Plan relating to compensation recovery specifically is waived .

Number of Awards Granted to Employees and Directors

Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive awards under the 2016 Plan, including that non-employee directors are eligible to receive certain annual equity awards as described above in the section titled “Our Board of Directors—How We Are Paid.”

As of the date of our 2022 Annual Meeting, each individual continuing as a non-employee director after such date will automatically be granted an annual equity award of RSUs under the 2016 Plan. These RSU awards will be scheduled to vest as to 100% of the underlying shares on the earlier of the date of our next annual meeting of shareholders or the one-year anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date. The following table sets forth the dollar value of such RSU awards expected to be granted to our non-employee directors under the 2016 Plan on the date of our 2022 Annual Meeting, assuming election of the nominees for Class III director who are standing for election at the 2022 Annual Meeting. The number of Shares that will be subject to such RSU awards will not be known until their date of grant.

Name of Non-Employee Director or Group	Dollar Value of Award(s) ($)	Number of Shares Subject to RSUs Expected to be Granted (#)
Christine Bucklin	$200,000	(1)
Gregory P. Dougherty	$200,000	(1)
Sharon E. Holt	$200,000	(1)
Roop K. Lakkaraju	$200,000	(1)
Paul J. Milbury	$200,000	(1)
George A. Riedel	$200,000	(1)
All current directors who are not executive officers, as a group	$1,200,000	(1)

(1)

The number of Shares subject to each such RSU award will be determined by dividing $200,000 by the closing price of a Share on the date of grant, with any resulting fractional Share rounded down to the nearest whole Share.

The number of awards, and Shares subject thereunder, that an employee, director, or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance (other than the automatic annual RSU awards described above for our non-employee directors). The following table sets forth the aggregate number of shares subject to RSUs and performance shares (at target) granted under the 2016 Plan during fiscal 2021 to each of our NEOs; our current executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group. There were no stock options granted to any employees (including our NEOs) or directors in fiscal 2021.

Name of Individual or Identity of Group and Principal Position	Dollar Value of Award(s) ($)(1)	Number of RSUs and Performance Shares Granted (#)
David W. Heard Chief Executive Officer	3,702,300	430,000
Nancy Erba Chief Financial Officer	1,273,419	147,900
David L. Teichmann Chief Legal Officer and Corporate Secretary	1,062,474	123,400
Nicholas Walden Senior Vice President, Worldwide Sales	1,009,953	117,300
All current executive officers as a group	7,048,146	818,600
All current directors who are not executive officers as a group(2)	2,206,443	247,699
All employees (excluding executive officers) as a group(3)	61,188,183	7,054,352

(1)

For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For performance shares, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 15 of the notes to our consolidated financial statements contained in our 2021 Annual Report for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)	This group includes David F. Welch, Ph.D.
(3)	This group includes Dr. Welch.

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Infinera of awards granted under the 2016 Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options. A participant generally recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), the participant generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options. A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Stock Appreciation Rights. A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any Shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Restricted Stock. A participant generally will not have taxable income at the time an award of restricted stock is granted. Instead, the participant generally will recognize ordinary income in the first taxable year in which the participant’s interest in the Shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time the recipient receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Restricted Stock Units, Performance Units and Performance Shares. . A participant generally will not have taxable income at the time an award of RSUs, performance shares, or performance units is granted. Instead, the participant generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to the participant at the end of the applicable vesting period or, if later, the settlement date of the award. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss .

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax. In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of Shares issued pursuant to awards granted under the 2016 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Infinera. We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). However, special rules limit the deductibility of compensation paid to our CEO and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) as it was in effect during fiscal year 2018, we could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) were met. These conditions included (among others) shareholder approval of the 2016 Plan and its material terms, setting certain limits on the number of Shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually was vested or paid. As a result of the Tax Cuts and Jobs Act of 2017, for taxable years beginning on or after January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to the covered employees is not deductible to Infinera.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND INFINERA WITH RESPECT TO THE GRANT AND VESTING OR EXERCISE OF AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY TO WHICH THE SERVICE PROVIDER MAY BE SUBJECT.

Summary

The Board believes that it is in the best interests of our company and our shareholders to continue to provide employees, consultants and directors with the opportunity to acquire an ownership interest in Infinera through the grant of equity awards under the 2016 Plan and thereby encourage them to remain in our service and more closely align their interests with those of our shareholders.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the 2016 Plan, as amended, which increases the number of shares authorized for issuance thereunder by 8,500,000 shares.

PROPOSAL 3—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our shareholders with the opportunity to express their views on the compensation of our NEOs.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The specific goals that our current executive compensation programs reward are focused on financial objectives, including specific non-GAAP operating income targets. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 30 for additional details about our executive compensation programs, including information about the fiscal 2021 compensation of our NEOs.

The Board is asking our shareholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, the Board recommends that our shareholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our shareholders and will continue to consider our shareholders’ feedback in evaluating future compensation options for our NEOs.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

OUR AUDITORS

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2022 and has further directed that we submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its shareholders.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit, audit-related, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 25, 2021 and December 26, 2020. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2021	2020
Audit Fees	$4,325,000	$5,489,000
Audit-Related Fees	—	—
Tax Fees	116,000	107,000
All Other Fees	2,000	3,000

Total Fees	$4,443,000	$5,599,000

Audit Fees

This category includes Ernst & Young LLP’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions, consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions, comfort letters, and consents issued in connection with SEC filings. Fiscal 2020 fees were higher than fiscal 2021 fees as a result of additional fees related to the issuance of our convertible senior notes due March 1, 2027 and our at-the-market offering of our common stock.

Audit-Related Fees

This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Fees.” No audit-related fees were incurred during fiscal 2021 and 2020.

Tax Fees

This category includes fees for tax compliance, tax advice, tax planning and transfer pricing.

All Other Fees

This category consists of any permitted services provided by Ernst & Young LLP that are not included in the category descriptions under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” in the table above, and principally includes non-audit services, including permissible business and advisory consulting services.

Auditor Independence

In 2021, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes, if any, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 4—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the four non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Gani, Lakkaraju and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the Securities and Exchange Commission (“SEC“).

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by our independent registered public accounting firm. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis. A copy of the Audit Committee charter is available on our website at www.infinera.com.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee met nine times during fiscal 2021. Its agenda included reviewing our financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee met with our internal auditors and independent auditors, including in periodic executive sessions without management present, to discuss the scope, plan, status, and results of their respective audits. In addition, the Audit Committee met with management and the independent auditors each quarter to review our interim financial results and quarterly earnings press releases prior to their issuance. The Audit Committee also reviewed our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to their filing with the SEC. At quarterly meetings, the Audit Committee reviewed and discussed with management, and management gave presentations regarding, our financial reporting and controls, financing activities, taxes and insurance, and related risks, as well as other topics with potential significant financial impact. The Audit Committee oversaw our anonymous and confidential ethics reporting system, which encourages and allows employees to submit concerns directly to senior management and the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 25, 2021 with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 25, 2021 for filing with the SEC.

Submitted by the members of the Audit Committee:

Paul J. Milbury (Chair)

Christine Bucklin

Marcel Gani

Roop K. Lakkaraju

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Infinera under the Securities Act or the Exchange Act, except to the extent Infinera specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal shareholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of the Board in the case it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to the Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, the Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

For a description of compensation received by Dr. Welch, an employee member of our Board, and Mr. Fallon, who served as an advisor to us for a portion of fiscal 2021, please see “How We Are Paid—Fiscal 2021 Director Compensation,” above.

We did not engage in any other related party transactions during fiscal 2021.

DELINQUENT SECTION 16(a) REPORTS

The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2021 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, including that no Form 5 is required, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2021, with the exception that Mr. Milbury was late filing one Form 4 with respect to three transactions on the same date, Mr. Teichmann was late filing one Form 4 with respect to three transactions on the same date and Dr. Welch was late filing one Form 4 with respect to one transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 25, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	13,418,699	(1)	N/A	15,443,816	(2)
Equity compensation plans not approved by security holders	302,084	(3)	N/A	201,310
Total	13,720,783			15,645,126

(1)	This amount includes the following:
•	11,326,027 shares subject to RSUs granted under the 2016 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b); and
•

2,092,672 shares issuable pursuant to outstanding unvested performance share awards assuming target performance under such awards. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the section entitled “Fiscal 2021 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)	This amount includes 7,164,673 shares of common stock available for future issuances under the 2007 ESPP.
(3)	This amount includes the following:
•

281,250 shares subject to RSUs granted under the 2019 Inducement Equity Incentive Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b); and

•

20,834 shares issuable pursuant to outstanding unvested performance share awards assuming target performance under such awards. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the section entitled “Fiscal 2021 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

OUR SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	Our NEOs;

•	Each of our directors; and

•	All current executive officers and directors as a group.

The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each shareholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 213,229,397 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Infinera Corporation, 6373 San Ignacio Avenue, San Jose, California 95119.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)		Total Beneficial Ownership	Percent Beneficially Owned
5% or More Shareholders
FMR LLC(2)	31,618,128	—		31,618,128	14.83%
Oaktree Optical Holdings, L.P.(3)	25,175,384	—		25,175,384	11.81%
The Vanguard Group(4)	17,763,351	—		17,763,351	8.33%
BlackRock, Inc.(5)	13,801,595	—		13,801,595	6.47%
Named Executive Officers and Directors
David W. Heard	512,232	147,854		660,086	*
Nancy L. Erba	285,596	33,950		319,546	*
David L. Teichmann	129,760	83,367		213,127	*
Nicholas Walden	32,435	42,941		75,376	*
Christine Bucklin	20,392	18,211		38,603	*
Gregory P. Dougherty	123,690	18,211		141,901	*
Marcel Gani	326,419	18,211		344,630	*
Sharon E. Holt	121,386	18,211		139,597	*
Roop K. Lakkaraju	—	—		—	*
Paul J. Milbury	121,607	18,211		139,818	*
Amy H. Rice	—	—		—	*
George A. Riedel	43,392	18,211		61,603	*
Mark A. Wegleitner	141,335	18,211		159,546	*
David F. Welch, Ph.D.(6)	159,824	84,087		243,911	*
All Executive Officers and Directors as a Group (14 Persons)	2,018,068	519,676	(7)	2,537,744	1.19%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by RSUs or other rights that are expected to vest within 60 days of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

According to a Schedule 13G/A filed with the SEC on February 9, 2022 by FMR LLC (“FMR”), Abigail P. Johnson (FMR’s Director, Chairman and CEO) and Fidelity Growth Company Fund (“Fidelity”). Such amendment states that FMR is deemed to be the beneficial owner of 31,618,128 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 11,527,216 shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR has sole voting power over 14,136,785 shares, shared voting power over zero shares, sole dispositive power over 31,618,128 shares, and shared dispositive power over zero shares; (b) Ms. Johnson has sole voting power over zero shares, shared voting power over zero shares, sole dispositive power over 31,618,128 shares, and shared dispositive power over zero shares and (c) Fidelity has sole voting power over 11,527,216 shares, shared voting power over zero shares, sole dispositive power over zero shares, and shared dispositive power over zero shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)

According to Forms 4 filed on March 18, 2020 and March 23, 2020 and a Schedule 13D/A filed with the SEC on April 14, 2020 jointly, pursuant to a joint filing agreement, by (i) Oaktree Optical Holdings, L.P., a Delaware limited partnership (“Optical”), whose principal business is to invest in securities; (ii) Oaktree Fund GP, LLC, a Delaware limited liability company (“GP LLC”), whose principal business is to serve as and perform the functions of the general partner of certain investment funds including Optical; (iii) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), whose principal business is (A) serve as, and perform the functions of, the general partner of certain investment funds or to serve as, and perform the functions of, the managing member of the general partner of certain investment funds or (B) to act as the sole shareholder of certain controlling entities of certain investment funds; (iv) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), whose principal business is to serve as, and perform the functions of, the general partner of GP I; (v) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), whose principal business is to serve as, and perform the functions of, the general partner of Capital I and to hold limited partnership interests in Capital I; (vi) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), whose principal business is to serve as, and perform the functions of, the managing member of Holdings I; (vii) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), whose principal business is to act as the holding company and controlling entity of each of the general partner and investment adviser of certain investment funds and separately managed accounts; and (viii) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP” and together with Optical, GP I, Capital I, Holdings I, Holdings, OCG and GP LLC, collectively, the “Reporting Persons”), whose principal business is to serve as, and perform the functions of, the manager of OCG. The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4)

According to a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of 17,763,351 shares and has sole voting power over zero shares, shared voting power over 350,820 shares, sole dispositive power over 17,264,268 shares and shared dispositive power over 499,083 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

According to a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 13,801,595 shares and has sole voting power over 13,638,015 shares, shared voting power over zero shares, sole dispositive power over 13,801,595 shares and shared dispositive power over zero shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)

Shares held consist of (i) 157,324 shares held by The Welch Family Trust U/A DTD 4/3/1996 and (ii) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.

(7)	Includes 519,676 unvested RSUs.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2023 Annual Meeting, shareholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than December 2, 2022, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to shareholders in connection with this year’s Annual Meeting.

Under Rule 14a-8 of the Exchange Act, if the date of the 2023 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, shareholder proposals must be received by us within a reasonable time before our solicitation is made.

To be raised at the 2023 Annual Meeting, shareholder proposals must comply with our Bylaws. Under our Bylaws, a shareholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the shareholder wishes to raise at our 2023 Annual Meeting. To be timely, the shareholder notice must be received by our Corporate Secretary no later than February 15, 2023 nor earlier than January 16, 2023. To be in proper written form, the shareholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a shareholder nomination of a candidate for the Board, the shareholder notice must also include certain information as set forth in our Bylaws about both the nominee and the shareholder making the nomination. If you wish to bring a shareholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. Our current Bylaws may be found on our website at www.infinera.com in the Corporate Governance section on our Investors page.

Under our Bylaws, if the date of the 2023 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the shareholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by GlobeNewswire, Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2023 Annual Meeting is first made.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the Notice and, as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 6373 San Ignacio Avenue, San Jose, California 95119, Attention: Corporate Secretary, or call (408) 572-5200. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

By Order of the Board,

Nancy Erba Chief Financial Officer

San Jose, California

April 1, 2022

USER’S GUIDE

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:

We are providing you access to these proxy materials in connection with the solicitation of proxies by the Board for use at the 2022 Annual Meeting of Shareholders to be held exclusively virtually on Thursday, May 19, 2022 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to shareholders on or about April 1, 2022. You are invited to virtually attend the Annual Meeting and requested to vote on the items described in this proxy statement.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, Infinera is furnishing the proxy materials to its stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive the Notice by email will save us the cost of printing and mailing the documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive the Notice by email, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive the Notice by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/INFN2022.

Q:	How can I attend the virtual Annual Meeting?

A:	The Annual Meeting will be a completely virtual meeting of shareholders conducted exclusively by a live audio webcast.

If you are a shareholder of record as of the close of business on March 22, 2022, the record date for the Annual Meeting, you will be able to virtually attend the Annual Meeting, vote your shares and submit your questions online during the meeting by visiting www.virtualshareholdermeeting.com/INFN2022. You will need to enter the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you are a shareholder holding your shares in “street name” as of the close of business on March 22, 2022, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank, trustee or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid “legal proxy” from your broker, bank, trustee or other nominee.

The online meeting will begin promptly at 10:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.

If you wish to submit a question for the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/INFN2022, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions). If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We reserve the right to edit profanity or other inappropriate language.

Q:	What can I do if I need technical assistance during the Annual Meeting?

A:	If you encounter any difficulties accessing the virtual Annual Meeting webcast please call the technical support number that will be posted on the Annual Meeting website log-in page.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, shareholders will be asked to vote on:

•

The election of three Class III directors to serve until the 2025 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, or until his or her earlier death, resignation or removal from the Board;

•	The approval of the 2016 Plan, as amended, which increases the number of shares authorized for issuance thereunder by 8,500,000 shares;

•	The approval, on an advisory basis, of the compensation of Infinera’s NEOs, as described in the Proxy Statement; and

•	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the chairperson of the meeting or approval of the holders of common stock representing a majority of the votes present virtually or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:

Proposal 1—Directors are elected by a majority vote, which requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote for each nominee at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—The approval of the 2016 Plan, as amended, which increases the number of shares authorized for issuance thereunder by 8,500,000 shares, requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—The approval, on an advisory basis, of the compensation of Infinera’s NEOs requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or

“ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the total votes cast by holders of shares present virtually, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes, if any, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.

Stock Ownership

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are the shareholder of record with respect to those shares, and the Notice has been sent directly to you.

Beneficial Owners—If your shares are held through a broker, bank, trustee or other nominee, rather than directly in their own name, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, bank, trustee or other nominee. Because a beneficial owner is not the shareholder of record, you may not vote these shares virtually at the Annual Meeting unless you obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares, giving you the right to vote your shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:

Shareholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such shareholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 213,229,397 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank, trustee or other nominee.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence virtually of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if they (i) are present virtually at the Annual Meeting or (ii) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote and how are they counted at the Annual Meeting?

A:

A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a non-routine proposal because the broker does not have discretionary voting power with respect to such proposal. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.

Q:	Which proposals are considered “routine” or “non-routine?”

A:

The election of directors (Proposal 1), the amendment of the 2016 Plan (Proposal 2) and the non-binding advisory vote on Infinera’s NEO compensation (Proposal 3) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, bank, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1, 2 and 3. Thus, if you hold your shares beneficially in street name and you do not instruct your broker, bank, trustee or other nominee how to vote with respect to Proposals 1, 2 and 3, no votes will be cast on your behalf.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, bank, trustee or other nominee may generally vote on routine matters without instructions from the beneficial owner of the shares being voted, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

Q:	How can I vote my shares virtually at the Annual Meeting?

A:

Shareholders of Record—Shares held in your name as the shareholder of record may be voted virtually at the Annual Meeting, even if previously voted by another method. You will need the 16-digit control number on your proxy card or voting instructions to vote at the Annual Meeting.

Beneficial Owners—Shares held beneficially in street name may be voted virtually at the Annual Meeting only if you obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares, giving you the right to virtually vote the shares at the Annual Meeting. Otherwise, you will not be permitted to virtually vote at the Annual Meeting. You will need the 16-digit control number on your proxy card or voting instructions to vote at the Annual Meeting.

Even if you plan to virtually attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without virtually attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee (please refer to the voting instructions provided to you by your broker, bank, trustee or other nominee).

Internet—Shareholders of record with Internet access may submit proxies by following the instructions in the Notice. Shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks, trustees or other nominees.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit their vote by completing, signing and dating their proxy card or voting instruction card where indicated and returning it in the accompanying prepaid envelope.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:

If you are a shareholder of record or have obtained a proxy voting form from your broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. If you are a beneficial owner of shares and your broker, bank, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1, 2 or 3 and will be counted as broker non-votes with respect to these proposals. With respect to Proposal 4, your broker, bank, trustee or other nominee will have the discretion to vote your shares.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Shareholders of Record—If you are a shareholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) virtually attending the Annual Meeting and voting (although virtual attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A shareholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions by any of the applicable voting methods allowed through your broker, trustee or other nominee, or (2) virtually attending the Annual Meeting and voting if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of Morrow Sodali LLC, 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, banks, trustees, nominees and other institutional owners. Morrow’s fees for this service are estimated to be $12,500 plus expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC.

Q:	Are votes confidential? Who counts the votes?

A:

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. We will not disclose the proxy instructions or ballots of individual shareholders, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against Infinera;

•	to facilitate a successful proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

A representative from Broadridge will serve as the inspector of election.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:

If you receive more than one Notice or set of proxy materials, your shares are likely registered in more than one name or with more than one broker, bank, trustee or nominee. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?

A:

Our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 25, 2021 (the “2021 Annual Report”), will be available on our website at www.infinera.com/annual-meeting/, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at www.proxyvote.com. The 2021 Annual Report is also available on the Internet as indicated in the Notice. The 2021 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

Q:	What information from this proxy statement is incorporated by reference into certain Company SEC filings?

A:

We have made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Q:	How can I view or request copies of Infinera’s corporate documents and SEC filings?

A:

Our website contains our Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Business Conduct and Ethics, and SEC filings. To view these documents, please go to investors.infinera.com/ and then click on “Governance Documents” under the “Governance” heading. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, please go investors.infinera.com/ and then click on “SEC Filings” under the “Financials” heading.

We will promptly deliver free of charge, upon request, a copy of our Corporate Governance Guidelines, Board committee charters or Code of Business Conduct and Ethics to any shareholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 6373 San Ignacio Avenue, San Jose, California 95119.

We will promptly deliver free of charge, upon request, a copy of the 2021 Annual Report and this Proxy Statement to any shareholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 6373 San Ignacio Avenue, San Jose, California 95119.

APPENDIX A—UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Infinera Corporation

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands, except percentages and per share data)

	Years Ended
	December 25,	December 26,	December 28,
	2021	2020	2019
Reconciliation of Revenue:
U.S. GAAP as reported	$1,425,205	$1,355,596	$1,298,865
Acquisition-related deferred revenue adjustment	3,913	4,089	9,631
Other customer related chargers	—	—	8,100

Non-GAAP as adjusted	$1,429,118	$1,359,685	$1,316,596

Reconciliation of Gross Profit:
U.S. GAAP as reported	$497,974	$408,792	$325,923
Acquisition-related deferred revenue adjustment	3,913	4,089	9,631
Other customer related charges	—	—	8,100
Stock-based compensation	7,928	7,785	6,449
Amortization of acquired intangible assets	19,621	29,247	32,583
Acquisition and integration costs	—	1,828	28,449
Acquisition-related inventory adjustments	—	—	1,778
Restructuring and other related costs	1,531	4,146	29,935
Inventory related charges	6,582	—	—
COVID-19 related costs	—	3,641	—

Non-GAAP as adjusted	$537,549	$459,528	$442,848

Reconciliation of Gross Margin:
U.S. GAAP as reported	34.9%	30.2%	25.1%
Acquisition-related deferred revenue adjustment	0.2%	0.3%	0.7%
Other customer related charges	—	—	0.6%
Stock-based compensation	0.5%	0.6%	0.5%
Amortization of acquired intangible assets	1.4%	2.1%	2.4%
Acquisition and integration costs	—	0.1%	2.0%
Acquisition-related inventory adjustments	—	—	0.1%
Restructuring and other related costs	0.1%	0.3%	2.2%
Inventory related charges	0.5%	—	—
COVID-19 related costs	—	0.2%	—

Non-GAAP as adjusted	37.6%	33.8%	33.6%

Reconciliation of Net Loss from Operations:
U.S. GAAP as reported	$(87,479)	$(155,199)	$(350,230)
Acquisition-related deferred revenue adjustment	3,913	4,089	9,631
Other customer related charges	—	—	8,100
Stock-based compensation	51,812	49,461	42,779
Amortization of acquired intangible assets	37,076	47,828	59,863
Acquisition and integration costs	614	15,174	70,720
Acquisition-related inventory adjustments	—	—	1,778
Restructuring and other related costs	14,777	28,732	70,786
Inventory related charges	6,582	—	—
Litigation charges	2,291	—	4,100
COVID-19 related costs	—	3,641	—

Non-GAAP as adjusted	$29,586	$(6,274)	$(82,473)

	Years Ended
	December 25,	December 26,	December 28,
	2021	2020	2019
Reconciliation of Operating Margin:
U.S. GAAP as reported	-6.1%	-11.4%	-27.0%
Acquisition-related deferred revenue adjustment	0.3%	0.3%	0.8%
Other customer related charges	—	—	0.6%
Stock-based compensation	3.6%	3.6%	3.3%
Amortization of acquired intangible assets	2.6%	3.5%	4.6%
Acquisition and integration costs	0.0%	1.1%	5.5%
Acquisition-related inventory adjustments	—	—	0.1%
Restructuring and other related costs	1.0%	2.1%	5.5%
Inventory related charges	0.5%	—	—
Litigation charges	0.0%	—	0.3%
COVID-19 related costs	0.2%	0.3%	—

Non-GAAP as adjusted	2.1%	-0.5%	-6.3%

Reconciliation of Non-GAAP Net Income/ (Loss) per Common Share:
U.S. GAAP as reported	$(0.82)	$(1.10)	$(2.16)
Acquisition-related deferred revenue adjustment	0.02	0.02	0.05
Other customer related charges	—	—	0.05
Stock-based compensation	0.25	0.26	0.24
Amortization of acquired intangible assets	0.18	0.26	0.33
Acquisition and integration costs	—	0.08	0.39
Acquisition-related inventory adjustments	—	—	0.01
Restructuring and other related costs	0.07	0.15	0.40
Inventory related charges	0.03	—	—
Amortization of debt discount on Infinera’s convertible senior notes	0.15	0.14	0.10
Litigation charges	0.01	—	0.02
Gain/Loss on non-marketable equity investment	—	—	(0.01)
Foreign exchange (gains) losses, net	0.08	—	0.02
COVID-19 related costs	—	0.02	—
Income tax effects	(0.01)	(0.02)	(0.03)

Non-GAAP as adjusted	$(0.04)	$(0.19)	$(0.59)

Reconciliation of Free Cash Flow:
U.S. GAAP: Net cash provided by (used in) operating activities	$28,128	$(112,300)	$(167,350)
Purchase of property and equipment, net	(41,379)	(39,009)	(30,202)

Free cash flow	$(13,251)	$(151,309)	$(195,552)

	Three Months Ended
	December 25,	September 25,	June 26,	March 27,
	2021	2021	2021	2021
Reconciliation of Revenue:
U.S. GAAP as reported	$400,257	$355,814	$338,227	$330,907
Acquisition-related deferred revenue adjustment	979	978	978	978

Non-GAAP as adjusted	$401,236	$356,792	$339,205	$331,885

Reconciliation of Gross Profit:
U.S. GAAP as reported	$142,466	$118,093	$120,383	$117,032
Acquisition-related deferred revenue adjustment	979	978	978	978
Stock-based compensation	2,034	1,968	2,130	1,796
Amortization of acquired intangible assets	5,782	4,609	4,614	4,616
Restructuring and other related costs	(148)	1,434	(269)	514
Inventory related charges	(2,041)	8,623	—	—

Non-GAAP as adjusted	$149,072	$135,705	$127,836	$124,936

Reconciliation of Gross Margin:
U.S. GAAP as reported	35.6%	33.2%	35.6%	35.4%
Acquisition-related deferred revenue adjustment	0.2%	0.3%	0.3%	0.3%
Stock-based compensation	0.5%	0.5%	0.6%	0.5%
Amortization of acquired intangible assets	1.4%	1.3%	1.3%	1.3%
Restructuring and other related costs	0.0%	0.4%	-0.1%	0.1%
Inventory related charges	-0.5%	2.3%	0.0%	0.0%

Non-GAAP as adjusted	37.2%	38.0%	37.7%	37.6%

Reconciliation of Net Income/(Loss) from Operations:
U.S. GAAP as reported	$(10,142)	$(30,976)	$(23,248)	$(23,113)
Acquisition-related deferred revenue adjustment	979	978	978	978
Stock-based compensation	13,267	13,632	13,939	10,974
Amortization of acquired intangible assets	10,089	8,960	9,006	9,021
Acquisition and integration costs	—	—	—	614
Restructuring and other related costs	4,907	7,980	(943)	2,833
Inventory related charges	(2,041)	8,623	—	—
Litigation charges	—	(594)	2,885	—

Non-GAAP as adjusted	$17,059	$8,603	$2,617	$1,307

Reconciliation of Operating Margin:
U.S. GAAP as reported	-2.5%	-8.7%	-6.9%	-7.0%
Acquisition-related deferred revenue adjustment	0.2%	0.3%	0.3%	0.3%
Stock-based compensation	3.4%	3.9%	4.1%	3.3%
Amortization of acquired intangible assets	2.5%	2.5%	2.7%	2.7%
Acquisition and integration costs	0.0%	0.0%	0.0%	0.2%
Restructuring and other related costs	1.2%	2.3%	-0.3%	0.9%
Inventory related charges	-0.5%	2.3%	0.0%	0.0%
Litigation charges	0.0%	-0.2%	0.9%	0.0%

Non-GAAP as adjusted	4.3%	2.4%	0.8%	0.4%

	Three Months Ended
	December 25,	September 25,	June 26,	March 27,
	2021	2021	2021	2021
Reconciliation of Non-GAAP Net Income/ (Loss) per Common Share:
U.S. GAAP as reported	$(0.16)	$(0.26)	$(0.17)	$(0.24)
Acquisition-related deferred revenue adjustment	—	0.00	0.00	0.00
Stock-based compensation	0.06	0.07	0.07	0.06
Amortization of acquired intangible assets	0.05	0.04	0.04	0.05
Restructuring and other related costs	0.02	0.04	(0.00)	0.01
Inventory related charges	(0.01)	0.04	—	—
Amortization of debt discount on Infinera’s convertible senior notes	0.05	0.04	0.04	0.03
Litigation charges	—	(0.00)	0.01	—
Foreign exchange (gains) losses, net	0.02	0.02	(0.02)	0.06
Income tax effects	(0.00)	(0.00)	(0.00)	—

Non-GAAP as adjusted	$0.03	$(0.01)	$(0.03)	$(0.03)

Reconciliation of Free Cash Flow:
U.S. GAAP: Net cash provided by (used in) operating activities	$1,369	$(13,175)	$21,304	$18,630
Purchase of property and equipment, net	(9,065)	(6,525)	(14,068)	(11,721)

Free cash flow	$(7,696)	$(19,700)	$7,236	$6,909

The non-GAAP financial measures of revenue, gross profit, gross margin, operating income (loss), operating margin, net income (loss) per common share and free cash flow exclude acquisition-related deferred revenue and inventory adjustments, other customer related charges, non-cash stock-based compensation expenses, amortization of acquired intangible assets, amortization of debt discount on Infinera’s convertible senior notes, acquisition and integration costs, restructuring and other related costs, inventory related charges, litigation charges, COVID-19 related costs, foreign exchange (gains) losses, net, income tax effects and certain purchase accounting adjustments related to Infinera’s acquisitions. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue, gross margin, net loss from operations or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

APPENDIX B—INFINERA CORPORATION 2016 EQUITY INCENTIVE PLAN

INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN

(as amended and restated on May 24, 2018, as amended May 23, 2019, May 21, 2020,

May 21, 2021, and                , 2022)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Infinera Corporation, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 5(e), the Administrator may not implement an Exchange Program.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section 2(q), for federal, state and local income tax reporting purposes, fair market value will be determined by the Company (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Initial Value” means (i) with respect to any Option or Stock Appreciation Right, the value of such Option or Stock Appreciation Right calculated in accordance with the Black-Scholes option valuation methodology on the grant date, and (ii) with respect to any Award other than an Option or Stock Appreciation Right, the product of (A) the Fair Market Value of one Share on the grant date of the Award and (B) the aggregate number of Shares subject to the Award, as applicable.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” means performance goals relating to one or more business criteria, which may provide for a targeted level or levels of achievement including without limitation: (i) revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) new product development; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) sales; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture and/or other segment), and/or (F) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

(cc) “Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2016 Equity Incentive Plan, as may be amended from time to time.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(pp) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(qq) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(rr) “Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or Company’s Parent or Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or its Parent or Subsidiary, as applicable), the Company’s (or its Parent’s or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 35,150,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) that, after the effective date of the Plan, expire, are forfeited or otherwise terminate without having been exercised in full to the extent such awards were exercisable, and Shares issued pursuant to awards granted under the Existing Plan that, after the effective date of the Plan, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan (unless repurchased as specified in this subsection (b) below). If an Option or Stock Appreciation Right Award expires or becomes unexercisable without having been exercised in full, the unexercised Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If an Award of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares (each, a “Full Value Award”) is forfeited or repurchased by the Company due to failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares used to pay the exercise or purchase price of an Award will cease to be available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to a Full Value Award will be available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under this Plan or the Existing Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term or post-termination exercisability period, as applicable, of an Award), based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(viii) to modify or amend each Award (subject to Section 5 and Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards;

(ix) to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 15 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.

5. Limits.

(a) Share Limits. Subject to Section 14, the limits specified below shall be applicable to Awards issued under the Plan:

(i) Limits on Options. No Participant shall receive Options during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Options covering up to an additional 1,500,000 Shares.

(ii) Limits on Stock Appreciation Rights. No Participant shall receive Stock Appreciation Rights during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Stock Appreciation Rights covering up to an additional 1,500,000 Shares.

(iii) Limits on Restricted Stock. No Participant shall receive Awards of Restricted Stock during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted an aggregate of up to an additional 1,500,000 Shares of Restricted Stock.

(iv) Limits on Restricted Stock Units. No Participant shall receive Restricted Stock Units during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Restricted Stock Units covering an aggregate of up to an additional 1,500,000 Shares.

(v) Limits on Performance Shares. No Participant shall receive Performance Shares during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Performance Shares covering up to an additional 1,500,000 Shares.

(vi) Limits on Performance Units. No Participant shall receive Performance Units during any Fiscal Year with an aggregate Initial Value in excess of $7,500,000.

(b) Outside Director Share Limits. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of this Section 5(b).

(c) Vesting Limits.

(i) One-Year Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death, Disability or retirement, or a termination of the Participant’s service that occurs in connection with a Change in Control, and provided further, that, notwithstanding the foregoing in this sentence, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions.

(ii) Limited Vesting Acceleration upon a Change in Control. Except (x) as permitted under Section 5(c)(i) and (y) for any Awards made to Outside Directors, the Administrator shall not be permitted to accelerate the vesting of an Award upon a Change in Control other than in the event an Award is not assumed or substituted for as provided for in Section 14(c). For purposes of clarification, the Administrator will be permitted to provide for the acceleration of an Award in connection with a termination of service upon or in connection with a Change in Control.

(d) Incentive Stock Options.

(i) $100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422.

(ii) Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii) Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. With respect to an Incentive Stock Option granted to any Employee other than an Employee described in the immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(e) No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.

(f) Dividends. With respect to any Options and Stock Appreciation Rights, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) thereunder, no right to receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to such Award, including without limitation notwithstanding any exercise of such Award. Further, no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued under an Option or Stock Appreciation Right, except as provided in Section 14 of the Plan. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise; provided, however, that any such dividends or distributions payable with respect to such Shares will be subject to the same restrictions on transferability and/or forfeitability as the Shares of Restricted Stock with respect to which they were paid. With respect to Awards of Restricted Stock Units, Performance Units and Performance Shares, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to such Award, unless determined otherwise by the Administrator; provided, however, that any such dividends or distributions that the Administrator determines will be payable with respect to such Shares will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such Award with respect to which they were paid. For the avoidance of doubt, the number of Shares available for issuance under the Plan will not be reduced to reflect any dividends or other distributions that are reinvested into additional Shares or credited as additional Shares subject to or paid with respect to an Award.

6. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

7. Stock Options.

(a) Grant of Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, subject to Section 5.

(c) Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, but in no event shall the term of an Option be more than ten (10) years from the date of grant.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but shall in no event be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 5. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

In the event that the Participant dies while a Service Provider, but before the expiration of the Participant’s Option as set forth in subsections (iii) or (iv), as applicable, all or part of the Option (to the extent vested) may be exercised (prior to expiration) by the Participant’s designated beneficiary, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Law. In the absence of such designated beneficiary (or to the extent not permitted by Applicable Law), such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. Subject to the vesting limitations under Section 5, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator in its sole discretion determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 5, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(c) relating to the maximum term and Section 7(e) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

12. Service Provider Status.

(a) Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, in accordance with the following (i) Awards will be assumed or an equivalent option or right substituted by the acquiring or succeeding corporation or a Parent or Subsidiary thereof with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a Participant and subject to the next paragraph, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) subject to the next paragraph, (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (iv) any combination of the foregoing. In taking any of the actions under this Section 14(c), the Administrator will not be required to treat all Awards, all Awards held by a Participant, or all Awards of the same type, or all portions of Awards, similarly in the transaction.

In the event that the acquiring or successor corporation (or a Parent or Subsidiary thereof) does not assume or substitute for the Award (as provided in clause (i) above and for the avoidance of doubt, notwithstanding the vesting limitations under Section 5) (or portion of the Award), (A) the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right (or portions thereof) not so assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, (B) all restrictions on such Restricted Stock and Restricted Stock Units (or portions thereof) not so assumed or substituted for will lapse, and (C) with respect to such Award with performance-based vesting (or portions thereof) not so assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 14(c) to the contrary, if an Award that vests, is earned or paid out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company (or any of its Parent, Subsidiaries or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries or affiliates employing or retaining the services of a Participant, as applicable) or a relevant tax authority, an amount sufficient to satisfy all Tax Obligations with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Tax Obligation, in whole or in part by such methods as the Administrator will determine, including without limitation (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.

(c) Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company or any Parent, Subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless any Participant (or any other person) for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary, nor will they interfere in any way with the Participant’s right or the right of the Company or any Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon approval of the Plan by the stockholders of the Company. It will continue in effect for a term of ten (10) years from the date of such stockholder approval, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any contrary provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 20 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise as specified under this Section will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company (or any Parent, Subsidiary or affiliate of the Company).

21. Conditions upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

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Infinera® INFINERA CORPORATION ATTN: DAVID TEICHMANN 6373 SAN IGNACIO AVENUE SAN JOSE, CA 95119 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INFN2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D78568-P69972-Z82097 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INFINERA CORPORATION The Board of Directors recommends you vote FOR the following: 1. To elect the three Class III Directors named in the Proxy Statement to serve until the 2025 Annual Meeting of Stockholders. Nominees: For Against Abstain 1a. Christine Bucklin [    ] [    ] [    ] 1b. Gregory P. Dougherty [    ] [    ] [    ] 1c. Sharon Holt [    ] [    ] [    ] The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve the Infinera Corporation 2016 Equity Incentive Plan, as amended, which increases the number of shares authorized for issuance thereunder by 8,500,000 shares. [    ] [    ] [    ] 3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement. [    ] [    ] [    ] 4. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2022. [    ] [    ] [    ] NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. D78569-P69972-Z82097 PROXY - Infinera Corporation NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 19, 2022, 10:00 AM PDT Proxy Solicited by the Board of Directors for Annual Meeting to be held May 19, 2022 The undersigned hereby appoints David W. Heard and Nancy Erba, and each of them (the “Proxies”), with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on May 19, 2022 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To approve the Infinera Corporation 2016 Equity Incentive Plan, as amended); FOR Proposal 3 (To approve, on an advisory basis, the compensation of Infinera’s named executive officers); and FOR Proposal 4 (To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2022). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be marked, dated and signed, on the reverse side)